UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Family Dollar Stores, Inc.

(Name of registrant as specified in its charter)

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FAMILY DOLLAR STORES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 17, 2013

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Family Dollar Stores, Inc. (the “Company”), to be held at 2:00 p.m., local time, on January 17, 2013, at the Company’s Store Support Center, 10401 Monroe Road, Matthews, North Carolina, 28105. The Annual Meeting is being held for the following purposes:

(1)	To elect as directors the eleven nominees named in the attached Proxy Statement;

(2)

To vote on a non-binding advisory resolution to approve the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and tabular compensation disclosure in the attached Proxy Statement;

(3)	To approve the Family Dollar Stores, Inc. Employee Stock Purchase Plan;

(4)	To ratify the action of the Company’s Audit Committee in selecting PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending August 31, 2013;

(5)	To consider a stockholder proposal to urge the Company to amend its Business Partner Code of Conduct, if presented; and

(6)	To transact other business that is properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors has set the close of business on November 23, 2012, as the record date for the determination of stockholders who will be entitled to notice of and voting rights at the Annual Meeting (the “Record Date”). The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by the Company’s Bylaws, at the Company’s Store Support Center, located at 10401 Monroe Road, Matthews, North Carolina, at least ten days before the Annual Meeting.

By Order of the Board of Directors

James C. Snyder, Jr.

Senior Vice President

General Counsel and Secretary

Matthews, North Carolina

November 30, 2012

FAMILY DOLLAR STORES, INC.

PROXY STATEMENT

FAMILY DOLLAR STORES, INC.

Post Office Box 1017

Charlotte, North Carolina 28201-1017

PROXY STATEMENT

GENERAL INFORMATION

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Family Dollar Stores, Inc. (“Family Dollar,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our 2013 Annual Meeting of Stockholders (“Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. This Proxy Statement is sent to anyone who owns shares of our common stock (individually, a “stockholder”) on the Record Date. The Annual Meeting will be held at our Store Support Center, located at 10401 Monroe Road, Matthews, North Carolina, 28105, on January 17, 2013, at 2:00 p.m., local time. These proxy materials are being mailed to our stockholders on or about December 6, 2012.

What happens at the Annual Meeting?

At the Annual Meeting, our stockholders will vote on the matters described in this Proxy Statement. Additionally, our management will present a report on our performance and respond to questions from stockholders. As of the date of this Proxy Statement, management is not aware of any other matters to be brought before the Annual Meeting.

What is a “proxy”?

A proxy is your legal designation giving another person permission to vote the stock you own. The person you designate is called your “proxy,” and the document that designates someone as your proxy is called a “proxy” or “proxy card.” A proxy card is included with this Proxy Statement. When you sign the proxy card, you designate Howard R. Levine and Michael K. Bloom as your representatives at our Annual Meeting.

Who is entitled to vote?

Only the record holders of our common stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. The Record Date for the Annual Meeting is November 23, 2012. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection as required by our Bylaws at our Store Support Center, located at 10401 Monroe Road, Matthews, North Carolina, at least ten days before the Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you owned as of the Record Date. These votes can be used for each matter to be voted upon.

What is a “stockholder of record?”

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record for those shares. We send proxy materials directly to all stockholders of record.

If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of these shares, even though you are not the stockholder of record. In this case, these proxy materials have been forwarded to you by your stockbroker or bank (who is actually considered the stockholder of record). As the beneficial owner of shares of our common stock, you have the right to tell your broker how to vote using the proxy materials. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the stockholder of record. Your bank, broker or nominee should send you instructions for voting your shares.

What am I voting on?

You will be voting on:

1.	the election of the eleven nominees named in this Proxy Statement to the Board of Directors (Proposal No. 1);

2.

a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and tabular compensation disclosure in this Proxy Statement (Proposal No. 2);

3.	the proposal to approve the Family Dollar Stores, Inc. Employee Stock Purchase Plan (Proposal No. 3);

4.

the proposal to ratify the action of our Audit Committee in selecting PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending August 31, 2013 (Proposal No. 4); and

5.	a stockholder proposal to urge the Company to amend its Business Partner Code of Conduct, if presented (Proposal No. 5).

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the eleven nominees to the Board (Proposal No. 1);

•

“FOR” the approval of the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and tabular compensation disclosure in this Proxy Statement (Proposal No. 2);

•	“FOR” the approval of the Family Dollar Stores, Inc. Employee Stock Purchase Plan (Proposal No. 3);

•	“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants (Proposal No. 4); and

•	“AGAINST” the stockholder proposal to urge the Company to amend its Business Partner Code of Conduct, if presented (Proposal No. 5).

Unless you indicate otherwise on your proxy card, your proxies will be voted FOR the election of each of the nominees, FOR the approval of a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers, FOR the approval of the Family Dollar Stores, Inc. Employee Stock Purchase Plan, FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants, and AGAINST the stockholder proposal to urge the Company to amend its Business Partner Code of Conduct, if presented.

How can I vote my shares in person at the Annual Meeting?

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you hold your shares through a bank or broker, you must obtain a legal proxy from your bank or broker and present it to the Inspector of Election with your ballot to be able to vote at the Annual Meeting. For directions to the Annual Meeting, please contact us at (704) 847-6961 or by mail by writing: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC 28201-1017.

How can I vote my shares without attending the Annual Meeting?

Stockholders of record can vote prior to the Annual Meeting using the following methods:

1.	By Touch-Tone Telephone—If you choose to vote by telephone, please call the toll free number printed on the enclosed proxy card and follow the recorded instructions.

2.	By Internet—If you choose to vote using the Internet, please follow the instructions on the enclosed proxy card.

3.	By Mail—If you choose to vote by mail, you must sign, date and return the enclosed proxy card in the enclosed postage-paid return envelope.

We encourage you to vote by telephone or by Internet. If you choose to vote using these methods, please note that voting will close at 11:59 p.m. Eastern Time, on January 16, 2013.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card.

Can I change or revoke my vote after returning my proxy card?

Any stockholder giving a proxy can revoke it at any time before it is exercised by (i) delivering written notice of revocation to our Corporate Secretary; (ii) timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or (iii) attending the Annual Meeting and voting in person. If you respond to this solicitation with a valid proxy and do not revoke it before it is exercised, it will be voted as you specified in the proxy.

How many votes must be present to hold the Annual Meeting?

A majority of the shares of our common stock outstanding on the Record Date must be present, either in person or by proxy, for a quorum at the Annual Meeting. On the Record Date, November 23, 2012, 115,702,616 shares of our common stock were outstanding. See “How will abstentions and broker non-votes be treated?” in this Proxy Statement for more information.

How many votes are necessary to approve each proposal?

Proposal No. 1: Subject to our Corporate Governance Guidelines, our directors are elected by a plurality of the votes of shares present at the Annual Meeting, either in person or by proxy. This means that the candidate who receives the most votes for a particular slot will be elected for that slot, whether or not the votes represent a majority.

Our Corporate Governance Guidelines provide that any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation from the Board of Directors (the “Board”) promptly following certification of the election results. The Nominating/Corporate Governance Committee will evaluate the best interests of Family Dollar and our stockholders and shall recommend to the Board the action to be taken with respect to the tendered resignation. This provision applies to uncontested elections only.

The approval of each of Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5 requires the affirmative vote of a majority of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote thereon.

How will abstentions and broker non-votes be treated?

Abstentions will be counted for the purpose of determining the existence of a quorum and will have the same effect as a negative vote on matters other than the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director.

New York Stock Exchange (“NYSE”) rules prohibit brokers from voting on non-routine matters such as Proposals No. 1, 2, 3 and 5 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such so-called broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote, but will be counted for the purpose of determining the existence of a quorum. The ratification of the appointment of independent accountants (Proposal No. 4) is a routine matter under the NYSE Listed Company Rules. As a result, brokers who do not receive instructions as to how to vote on that matter from the beneficial owner of the shares generally may vote on that matter in their discretion.

Who will count the votes?

An automated system administered by Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate votes cast by proxy at the Annual Meeting. Broadridge will also act as the independent Inspector of Election and tabulate votes cast in person at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Additionally, we will publish voting results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

Do you provide electronic access to the Family Dollar Proxy Statement and Annual Report?

Yes. You may obtain copies of this Proxy Statement and our Annual Report on Form 10-K (“Annual Report”) for the fiscal year ended August 25, 2012 (“fiscal 2012”), by visiting www.proxyvote.com. You may also obtain a copy of our Annual Report (without exhibits), without charge, by sending a written request to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017. We will provide copies of the exhibits to the Annual Report upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees as well as have a positive environmental impact by decreasing the amount of paper used in the printing of our Annual Meeting materials.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you received a householded mailing this year and you would like an additional copy of this Proxy Statement or our Annual Report mailed to you, we will deliver a copy promptly upon your request to our Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017, telephone: 704-849-7522. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, NY 11219, telephone: (800) 937-5449.

Who is paying for this Proxy Statement and the solicitation of my proxy, and how are proxies solicited?

We will pay the entire cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees (who we refer to as “Team Members”) may solicit proxies personally or by mail, telephone or other means of communication. Our Team Members will not receive additional compensation for their soliciting efforts, if any are undertaken. In addition, brokerage firms, banks and other custodians, nominees and fiduciaries will send copies of these proxy materials to the beneficial owners of the stock held by them. We will reimburse these institutions for the reasonable costs they incur to do so. Although we do not plan to do so now, we may later decide to retain a professional proxy solicitation service. The cost of that service would be paid by us.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, eleven directors will be nominated for election to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. The number of directors is established by our Board of Directors pursuant to our Bylaws and has been set at eleven as of the Annual Meeting date. Votes cast pursuant to the enclosed proxy will be cast for the election of the eleven nominees named below unless authority is withheld. All nominees are currently members of the Board of Directors. If for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting (an event that is not now anticipated), the shares represented by a properly signed and returned proxy card or voted by telephone or via the Internet will be voted for such substitute, if any, as shall be designated by the Board of Directors, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the Bylaws.

On September 28, 2011, the Company entered into an agreement (the “Agreement”) with Trian Fund Management, L.P., Trian Management GP, LLC, certain funds managed by Trian Fund Management, L.P., and Nelson Peltz, Peter W. May and Edward P. Garden (collectively, the “Investors”), pursuant to which the Board of Directors of the Company was expanded from ten to eleven directors, and Mr. Garden was appointed to fill the resulting vacancy. Pursuant to the Agreement, the Company agreed that Mr. Garden would be re-nominated by the Board at the Company’s 2012 and 2013 Annual Meetings of Stockholders and that the Board would recommend that stockholders vote for his election as a director, subject to certain specified conditions. Mr. Garden was re-nominated at the Company’s 2012 Annual Meeting of Stockholders and subsequently re-elected as a director. He has been re-nominated for election as a director at the 2013 Annual Meeting pursuant to the Agreement and as described in this Proxy Statement. Mr. Garden has agreed to offer his resignation from the Board under certain circumstances set forth in the Agreement, including if the Investors fail to satisfy the “Minimum Percentage” (as defined in the Agreement) ownership condition with respect to the Company’s common stock. Pursuant to the Agreement, the Investors have agreed, among other things, and subject to certain limitations, that for a specified period of time, they and their Affiliates (as defined in the Agreement) will vote their shares in favor of the election of each director nominated and recommended by the Board and vote against any shareholder nominations for the election of directors not approved or recommended by the Board. The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 29, 2011.

The Board of Directors met ten times during fiscal 2012. The independent directors met four times during the year in executive session without the presence of management directors or other employees of the Company. All directors attended at least 75% of the total number of Board meetings and the total number of meetings held by committees of which each such director was a member. Pursuant to Corporate Governance Guidelines adopted by the Board, directors are expected to attend Board meetings on a regular basis and to attend the annual meeting of stockholders. All of the current directors attended our last annual meeting of stockholders.

Following are the biographies for our director nominees, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating/Corporate Governance Committee and the Board to conclude that the nominee should serve on the Board. The Board of Directors has determined that each of the nominees, other than Mr. Levine, is an independent director within the meaning of the NYSE listing standards and the categorical independence standards adopted by the Board, as set forth in our Corporate Governance Guidelines.

Mark R. Bernstein, age 82, has served as a director since 1980. He is Of Counsel with the law firm of Parker, Poe, Adams & Bernstein L.L.P. Prior to his January 2002 retirement, he was Chairman of the law firm, Chairman of the Corporate Group and a partner in the firm. Mr. Bernstein previously served as a director of Rauch Industries, Inc., a manufacturer of Christmas ornaments, for more than a decade until its sale in 1996 and as a director of National Welders Supply Company, Inc., a welding gas distributor, for more than three decades until its sale in 2008. Mr. Bernstein also served as chairman of the North Carolina Economic Development Board from 1998 to 2000. Mr. Bernstein was elected as the Lead Director of the Board of Directors in August 2004. Mr. Bernstein serves on the Nominating/Corporate Governance Committee.

Mr. Bernstein’s qualifications to serve on the Board include his extensive legal and transactional experience as a corporate lawyer, his diverse and valuable financial and leadership experience gained as a director on several public and private corporate and non-profit boards in a variety of industries and fields, and his deep understanding of the Company’s history and business.

Pamela L. Davies, age 55, has served as a director since 2009. Dr. Davies has been the president of Queens University of Charlotte since July 2002. Prior to assuming that role, Dr. Davies served as the Dean of the McColl School of Business at Queens University of Charlotte from 2000 to 2002 and the LeBow College of Business at Drexel University from 1997 to 2000. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. Dr. Davies has also been a director of Sonoco Products Company since 2004, and previously served on the Board of Directors of C&D Technologies, Inc. from 1998 to 2010 and Charming Shoppes, Inc. from 1998 to June 2009. Dr. Davies serves on the Leadership Development and Compensation Committee and the Nominating/Corporate Governance Committee.

Dr. Davies’ qualifications to serve on the Board include her extensive leadership experience and knowledge of strategic planning and marketing, as well as the valuable financial and industry experience gained as a director on several public company boards, including in the retail industry.

Sharon Allred Decker, age 55, has served as a director since 1999. Mrs. Decker has been the Chief Executive Officer of The Tapestry Group, LLC, a faith based, non-profit consulting and communications firm, since September 2004. From April 2003 to August 2004, she was President of The Tanner Companies, a manufacturer and retailer of apparel. From August 1999 to March 2003, she was President of Doncaster, a division of The Tanner Companies. Doncaster is a direct sales organization selling a high-end line of women’s apparel. Mrs. Decker has also been a director of Coca-Cola Bottling Co. Consolidated since 2001 and a director of SCANA Corporation since 2005. Mrs. Decker serves on the Leadership Development and Compensation Committee and the Nominating/Corporate Governance Committee.

Mrs. Decker’s qualifications to serve on the Board include her executive leadership skills and understanding of strategic, operational and marketing issues facing large retail companies gained through her experience as an executive of retail industry companies. In addition, through her experience as a director on public and private company boards, she brings valuable financial and strategic experience to the Board.

Edward C. Dolby, age 67, has served as a director since 2003. He has been the President of The Edward C. Dolby Strategic Consulting Group, LLC since September 2002, when he established the company to engage in business consulting. Prior to his retirement in December 2001, Mr. Dolby was employed by Bank of America Corporation for 32 years, where his positions included President of the North Carolina and South Carolina Consumer and Commercial Bank. In addition, Mr. Dolby chaired Bank of America’s Multicultural Marketing Leadership team and was an executive member of Bank of America’s Consumer Bank Forum. Mr. Dolby was also a member of Bank of America’s General Bank Executive Management Committee. Mr. Dolby serves on the Audit Committee and the Leadership Development and Compensation Committee.

Mr. Dolby’s qualifications to serve on the Board include his financial, management and strategic acumen gained through his leadership roles in the banking and financial services industry coupled with his extensive retail banking background. His retail expertise augments his director qualifications.

Glenn A. Eisenberg, age 51, has served as a director since 2002. He is the Executive Vice President—Finance and Administration of The Timken Company, a position he has held since January 2002. The Timken Company is an international manufacturer of highly engineered bearings and alloy steels and a provider of related products and services. From 1990 to 2001, Mr. Eisenberg was employed by United Dominion Industries, an international manufacturer of proprietary engineered products, where he held various positions, including President and Chief Operating Officer from December 1999 to May 2001. Mr. Eisenberg has also been a director of Alpha Natural Resources, Inc. since 2005. At Alpha Natural Resources, Mr. Eisenberg serves as its lead director and as Chairman of the Nominating and Corporate Governance Committee and the Capital Markets Committee. Mr. Eisenberg serves Family Dollar Stores, Inc. as Chairman of the Audit Committee.

Mr. Eisenberg’s qualifications to serve on the Board include his extensive global management, operational and financial knowledge and skills gained through his service as Executive Vice President—Finance and Administration of The Timken Company and in other senior executive capacities of global manufacturing firms. In addition, through his service as the chairman of the audit committee and other board committees of another public company, he brings valuable corporate governance and risk oversight experience. Further, the Board of Directors has determined that Mr. Eisenberg is an “audit committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission (“SEC”).

Edward P. Garden, age 51, has served as a director since September 2011. He has been Chief Investment Officer and a Founding Partner of Trian Fund Management, L.P. since November 2005. In addition, Mr. Garden has served as a member of the board of directors of The Wendy’s Company (formerly known as Wendy’s/Arby’s Group, Inc. and prior to that Triarc Companies, Inc. (“Triarc”)) since December 2004. He served as Vice Chairman and a director of Triarc from December 2004 through June 2007 and Executive Vice President from August 2003 until December 2004. From 1999 to 2003, Mr. Garden was a managing director of Credit Suisse First Boston, where he served as a senior investment banker in the Financial Sponsors Group. From 1994 to 1999, he was a managing director at BT Alex Brown where he was a senior member of the Financial Sponsors Group and, prior to that, co-head of Equity Capital Markets. Mr. Garden has also served as a director of Trian Acquisition I Corp. since October 2007 and as a director of Chemtura Corporation from January 2007 through March 2009.

Mr. Garden’s qualifications to serve on the Board include his service as a director and senior executive of several public companies and his more than 25 years of experience advising, financing, operating and investing in, companies. During the past several years, Mr. Garden, as Chief Investment Officer of Trian Fund Management, L.P., has worked with management teams and boards of directors to implement operational improvements. Prior to that, Mr. Garden worked with financial sponsors, executing financings through the issuance of bank debt, corporate bonds and equity capital, and providing strategic advisory services. Mr. Garden has a strong operating experience and a network of relationships with institutional investors and investment banking/capital markets advisors that he can utilize for the Company’s benefit.

Howard R. Levine, age 53, has served as a director since 1997 and is our Chairman of the Board and Chief Executive Officer. He was employed by Family Dollar in various capacities in the Merchandising Department from 1981 to 1987, including employment as Senior Vice President—Merchandising and Advertising. From 1988 to 1992, Mr. Levine was President of Best Price Clothing Stores, Inc., a chain of ladies’ apparel stores. From 1992 to April 1996, he was self-employed as an investment manager. He rejoined Family Dollar in April 1996, and was elected Vice President-General Merchandise Manager: Softlines in April 1996; Senior Vice President-Merchandising and Advertising in September 1996; President and Chief Operating Officer in April 1997; Chief Executive Officer in August 1998; and Chairman of the Board in January 2003. Mr. Levine is the son of Leon Levine, the founder and former Chairman of the Board of the Company. Mr. Levine is the sole member of the Equity Award Committee.

Mr. Levine has extensive executive leadership experience in the retail industry, especially with small box retailers. As the Company’s Chief Executive Officer for more than 13 years, Mr. Levine brings to the Board an in-depth understanding of all aspects of the Company, including its customers, operations and key business drivers. The Board of Directors believes that this experience and understanding, combined with more than 20 years of working for the Company in various capacities in store operations, distribution and merchandising, give him the qualifications, attributes and skills to serve as a director for the Company.

George R. Mahoney, Jr., age 70, has served as a director since 1987. He was employed by Family Dollar as General Counsel in 1976, as Vice President, General Counsel and Secretary from 1977 to 1984, as Senior Vice President, General Counsel and Secretary from 1984 to 1991 and as Executive Vice President, General Counsel and Secretary from 1991 until his retirement in May 2005. Mr. Mahoney serves on the Audit Committee.

Mr. Mahoney’s qualifications to serve on the Board include his extensive experience in the areas of corporate law, finance, investor relations and human resources and his in-depth familiarity with the Company’s history and business.

James G. Martin, age 76, has served as a director since 1996. He was employed by McGuireWoods Consulting as a Senior Advisor from July 2008 until his retirement in October 2011. He was employed by Carolinas HealthCare System in various executive roles, including Corporate Vice President, from January 1993 through March 2008. He served as Governor of the State of North Carolina from 1985 to 1993 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 until 1984. Dr. Martin has also been a director of Palomar Medical Technologies, Inc. since 1997. Dr. Martin was a director of DesignLine Corporation from 2009 until 2011, and he was a Trustee of the North Carolina Capital Management Trust from 2000 until his retirement in November 2010. Dr. Martin was a director of aaiPharma Inc. from 1999 to 2007 and a director of Duke Energy Corporation from 1994 to 2006. Dr. Martin serves as Chairman of the Nominating/Corporate Governance Committee.

Dr. Martin’s qualifications to serve on the Board include his extensive leadership experience in both political and corporate settings, including his executive role as Governor of the State of North Carolina. In addition, Dr. Martin has developed valuable and diverse strategic and financial knowledge through his experience as a director on several public corporate and non-profit boards, including his experience as chairman of several committees of such boards.

Harvey Morgan, age 70, has served as a director since 2007. Mr. Morgan has more than 40 years of investment banking experience with significant expertise in strategic advisory services, mergers and acquisitions, private placements and underwritings. He has been a Managing Director of the investment banking firm Bentley Associates, L.P. since 2004, and from 2001 to 2004, he was a Principal of Shattuck Hammond Partners. Mr. Morgan has also been a director of Cybex International, Inc. since 2003, a director of Cryolife, Inc. since 2008, and served on the Board of Directors of Burlington Coat Factory Warehouse Corporation from 1983 to 2005. Mr. Morgan serves on the Audit and Nominating/Corporate Governance Committees.

Mr. Morgan’s qualifications to serve on the Board include his strategic and financial acumen developed through decades of experience in the investment banking industry, as well as his leadership and corporate governance experience gained as a director of public company boards, including in the retail industry. In addition, the Board of Directors has determined that Mr. Morgan is an “audit committee financial expert,” as defined by applicable SEC rules.

Dale C. Pond, age 66, has served as a director since 2006. He retired in June 2005 as Senior Executive Vice President—Merchandising/Marketing after serving twelve years with Lowe’s Companies, Inc., a home improvement retailer. Prior to joining Lowe’s, he held a series of senior management positions at several retailers and home improvement companies including HQ/HomeQuarters Warehouse, Montgomery Ward and Payless Cashways, Inc. Mr. Pond has also been a director of Bassett Furniture Industries Inc. since 2002, where he serves as the Chairman of the Organization, Compensation and Nominating Committee. Mr. Pond served as a director of Scripps Networks Interactive, Inc. from 2008 until May 2012, where he served as a member of the Audit Committee. Mr. Pond serves as Chairman of the Leadership Development and Compensation Committee.

Mr. Pond’s qualifications to serve on the Board include his demonstrated leadership and knowledge of financial, operational and strategic issues facing large retail companies gained through his executive leadership experience in the retail industry. In addition, through his years of service on the boards of several large companies, including as the chairman of the compensation and nominating committee of another public company, Mr. Pond is able to provide diverse and valuable finance, strategic and corporate governance experience to the Board.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees.

DIRECTOR COMPENSATION

The Leadership Development and Compensation Committee annually reviews the Board’s compensation structure, including a comparison of the compensation paid by the Company to its directors with the compensation paid by companies included in the peer group established pursuant to the Company’s performance share rights program. For a discussion of this peer group, see “How does the Company select its peer group for the PSR program?” under the heading “Compensation Discussion and Analysis” in this Proxy Statement. Based on this information and other factors such as Company performance, director recruitment and current director compensation, the Leadership Development and Compensation Committee makes recommendations to the Board for adjustments, where appropriate, in director compensation. Director compensation for fiscal 2012 was based on retainer amounts and meeting fees established in September 2011 as well as an annual directors’ equity award of $75,000 set in August 2010, following advice from Hay Group, Inc., a compensation consultant to the Company and to the Leadership Development and Compensation Committee. The Leadership Development and Compensation Committee has determined that a mix of cash and equity compensation is appropriate for the directors, as further discussed below.

In fiscal 2012, the Company’s directors (other than Howard R. Levine, who is an employee of Family Dollar) received an annual retainer of $50,000. The Chairman of each of the Nominating/Corporate Governance Committee and the Leadership Development and Compensation Committee received an additional annual retainer of $15,000, and the Chairman of the Audit Committee received an additional annual retainer of $20,000. Our Lead Director was paid an additional annual retainer of $15,000. All retainers are paid quarterly in arrears with a pro-rata portion paid for any partial quarter served. In addition, non-employee directors were paid $1,500 for each meeting of the Board attended and $1,000 for each committee meeting attended.

In addition to cash retainers and meeting fees, each of the non-employee directors received an annual grant of our common stock in the amount of 1,363 shares with a value of $75,047 made on the day of the 2012 Annual Meeting in accordance with the terms of the Family Dollar Stores, Inc. 2006 Incentive Plan Directors’ Share Awards Guidelines (the “Directors’ Share Awards Guidelines”), which were adopted pursuant to the Family Dollar Stores, Inc. 2006 Incentive Plan. The grants were made upon their re-election as directors in January 2012. Mr. Garden received a pro-rata grant of 436 shares of our common stock with a value of $23,243 upon his election to the Board on September 28, 2011. The Board of Directors believes that the payment of a portion of the directors’ fees in the form of an annual grant of shares of our common stock supports the alignment of the directors’ interests with the interests of our stockholders. Non-employee directors are required to maintain a level of equity interest in Family Dollar equal to at least one-half of the cumulative number of shares of our common stock awarded for their service as directors since August 2005. We encourage, but do not require, that directors maintain an equity interest in Family Dollar in excess of such minimum amounts. Currently, all of our directors are in compliance with these ownership guidelines.

We reimburse directors for all reasonable expenses incurred by them in connection with attendance at any meeting of the Board or its committees and for travel and other expenses incurred in connection with their duties as directors, which are not included in the table below.

The following table summarizes compensation we paid to non-employee directors in fiscal 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mark R. Bernstein	84,000	75,047	159,047
Pamela L. Davies	78,000	75,047	153,047
Sharon Allred Decker	78,000	75,047	153,047
Edward C. Dolby	79,000	75,047	154,047
Glenn A. Eisenberg	90,000	75,047	165,047
Edward P. Garden	57,742	98,290	156,032
George R. Mahoney, Jr.	70,000	75,047	145,047
James G. Martin	82,500	75,047	157,547
Harvey Morgan	74,000	75,047	149,047
Dale C. Pond	87,500	75,047	162,547

(1)

The amounts shown in this column indicate, for each director, the aggregate grant date fair value of stock awards granted in fiscal 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation (“FASB ASC Topic 718”). For the total number of shares of common stock held by each non-employee director as of November 16, 2012, see “Ownership of the Company’s Securities” in this Proxy Statement.

CORPORATE GOVERNANCE MATTERS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

Our Corporate Governance Guidelines state that a majority of the Board members and all members of each of the Audit, Leadership Development, and Compensation and Nominating/Corporate Governance Committees must be independent, as defined by the NYSE listing standards and additional categorical standards of independence adopted by the Board and set forth in such Guidelines, which can be found on our website at www.familydollar.com under the “Investor Relations” link (see “Corporate Governance” on the “Investor Relations” page). Under our Corporate Governance Guidelines, a director will not be considered independent if the director:

•	has been employed by Family Dollar, its subsidiaries or affiliates within the last four years;

•

has received, during the current year, or any of the three immediately preceding years, remuneration, directly or indirectly, other than de minimis remuneration (as defined below), as a result of service (other than as a director of a customer or supplier) as (i) an advisor, consultant, or legal counsel to Family Dollar or to a member of our senior management; or (ii) a significant customer or supplier of Family Dollar;

•	has any personal services contracts with Family Dollar, or any member of our senior management;

•	is an officer or employee of a not-for-profit entity that receives significant contributions from Family Dollar or serves any such entity in any capacity for which remuneration is received;

•	is employed by a public company at which an executive officer of Family Dollar serves on the compensation committee of the board of directors;

•

has any investment in any entity in which Family Dollar also has an investment, other than equity or debt investments that are available to the public in public or governmental entities, or investments in any other entity in which neither the director nor Family Dollar or any of its parents, subsidiaries, or affiliates own an interest of 5% or more or exercises managerial control;

•	has had any of the relationships described above with any affiliate of Family Dollar; or

•	is a member of the immediate family of any person who fails to satisfy these qualifications.

A director shall be deemed to have received remuneration (excluding remuneration as a director, such as remuneration provided to a Committee Chairman or Lead Director), directly or indirectly, if the Company, its subsidiaries or affiliates, has paid remuneration to any entity in which the director has a beneficial ownership interest of 5% percent equity or more, or to an entity by which the director is employed or self-employed other than as a director. De minimis remuneration is excluded from this rule. Remuneration is de minimis if such remuneration is (a) $60,000 or less in any fiscal year; or (b) if such remuneration is paid to an entity, (i) such remuneration did not exceed the lesser of $1 million, or 5% of the gross revenues of the entity during the entity’s fiscal year; and (ii) such remuneration did not directly result in a material increase in the compensation received by the director from that entity.

The Board has determined, after a review of the relationships between and among each of the directors, the Company and its officers, that Mark R. Bernstein, Pamela L. Davies, Sharon Allred Decker, Edward C. Dolby, Glenn A. Eisenberg, George R. Mahoney, Jr., James G. Martin, Harvey Morgan and Dale C. Pond, who include all the members of the Audit, Compensation and Nominating/Corporate Governance committees, and Edward P. Garden, are independent, as defined by the NYSE listing standards and the categorical independence standards described above, and that no material relationships exist between any of such independent directors and Family Dollar other than by virtue of their being directors and stockholders.

In reaching its determination of independence, the Board reviewed each of the following transactions, relationships and arrangements. In each case, the Board determined that such transactions, relationships and arrangements did not impact any director’s independence.

•

Mr. Mahoney was employed by the Company as General Counsel in 1976 and served as the Executive Vice President, General Counsel and Secretary of Family Dollar from 1991 until his retirement in May 2005.

•

With respect to Dr. Davies, the Board considered the amount of charitable contributions made by our executive officers and immediate family members of our executive officers to charitable organizations of which she serves as an executive officer.

•

With respect to Mr. Garden, the Board considered Mr. Garden’s relationship with Trian Fund Management, L.P. and its affiliates, and such firm’s right to designate a director for election to the Board under the Agreement, together with its ownership of approximately 7.75% of the common stock of the Company. The Board also considered the less than 1% ownership of Kraft Foods, Inc. and H.J. Heinz Company, both of which are suppliers of the Company, by Trian Fund Management, L.P. and its affiliates.

Committees of the Board

Pursuant to our Bylaws, the Board of Directors has established four standing committees: the Audit, Leadership Development and Compensation, Equity Award, and Nominating/Corporate Governance Committees. The Charters of the Audit, Leadership Development and Compensation, Equity Award and Nominating/Corporate Governance Committees, our Corporate Governance Guidelines, and the Codes of Conduct applicable to our directors, officers and Team Members are available on our website at www.familydollar.com under the “Investor Relations” link (see “Corporate Governance” on the “Investor Relations” page). These documents also are available in print to stockholders upon request to our Corporate Secretary.

The principal functions of each of our standing Board committees, the members of each committee and the number of meetings held in fiscal 2012 are set forth below:

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2012
Audit Eisenberg(1)(2) Dolby Mahoney Morgan(2)

•      Assist the Board of Directors in fulfilling its responsibilities with respect to oversight of:

(i)     the integrity of our financial statements;

(ii)    our compliance with legal and regulatory requirements;

(iii)  the independent auditor’s qualifications and independence;

(iv)   the performance of our internal audit function and independent auditors; and

(v)    the annual independent audit of our financial statements.

•      Review the Company’s financial reports;

•      Discuss the Company’s major financial risk exposures with management;

•      Manage the Company’s relationship with the Company’s independent auditors; and

•      Establish and oversee publication of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by Team Members of concerns regarding questionable accounting or auditing matters.

		5

Leadership Development and Compensation Pond(1) Davies Decker Dolby	• Evaluate and approve the compensation of the CEO and selected senior executive officers; • Evaluate and recommend to the Board compensation for non-management directors; • Administer our incentive and equity-based compensation plans; • Develop or review and recommend to the Board plans for the succession of our CEO and other senior officers, as necessary; and • Establish and communicate to the Board and to management Family Dollar’s general compensation philosophy, as well as considerations for determining compensation for executive officers and directors.	9

Equity Award Levine

•      Select Team Members below the level of Vice President for participation in programs established by the Leadership Development and Compensation Committee pursuant to the 2006 Plan; and

•      Approve the amount of grants or awards of equity or cash incentives to selected Team Members below the level of Vice President in accordance with the 2006 Plan programs and subject to such terms and limitations as established by the Leadership Development and Compensation Committee, which shall include limits on the number of equity related rights that may be granted in any fiscal year by the Equity Award Committee.

		10	(3)

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2012
Nominating/ Corporate Governance Martin(1) Davies Bernstein Decker Morgan

•      Identify and recommend to the Board qualified individuals for election or re-election as directors at the annual meeting of stockholders or as otherwise required as a result of Board vacancies or an increase in the size of the Board;

•      Review the structure, independence and composition of the Board and its committees and make recommendations to the Board accordingly;

•      If an incumbent director fails to receive the required vote for re-election in any uncontested election as provided in the Company’s Corporate Governance Guidelines, determine, and make recommendations to the Board regarding, whether or not to accept the director’s resignation;

•      Evaluate the performance of the Board and Board committees and report findings to the Board;

•      Develop (with our management) director orientation programs;

•      Nominate for Board approval the Chairman and (if the Chairman is not an independent director) the Lead Director and make recommendations to the Board regarding their respective roles;

•      Review and make recommendations to the Board regarding matters referred to the committee as provided in our codes of conduct;

•      Evaluate and make recommendations to the Board regarding stockholder proposals; and

•      Recommend to the Board and oversee the implementation of sound corporate governance principles and practices.

4

(1)	Chairman of the Committee.

(2)	Designated as an Audit Committee Financial Expert.

(3)	The Equity Award Committee acted by unanimous written consent ten times in fiscal 2012.

Board Leadership Structure

Mr. Levine serves as our Chairman of the Board and Chief Executive Officer. The Company does not have a policy regarding whether the Chairman and CEO roles should be combined or separated. Rather, the Company’s Corporate Governance Guidelines retain flexibility for the Board to determine whether those roles should be combined or separated in light of prevailing circumstances. The Board periodically reviews the appropriateness and effectiveness of its leadership structure given numerous factors. The Board believes that having Mr. Levine serve as both Chairman and CEO, coupled with strong independent director leadership, is the most appropriate and effective Board leadership structure for the Company at this time.

A number of factors support the current leadership structure. Mr. Levine has more than 26 years of experience in the retail industry and has served as the Chairman and CEO of the Company for the past nine years. The Board believes that Mr. Levine’s in-depth knowledge of the retail industry and of the businesses and operations of the Company best equips him to lead Board meetings as the directors discuss key business and strategic matters and best equips him to focus the Board on the most critical issues. The Board believes the current combined Chairman and CEO structure has promoted decisive leadership, ensured clear accountability and enhanced our ability to communicate with a single and consistent voice to stockholders, customers, Team Members and other stakeholders. During the ten years Mr. Levine has served as both Chairman and CEO, the

Company has enhanced stockholder value and improved performance in many critical financial metrics, including earnings per diluted share, comparable store sales growth, return on stockholders’ equity, and inventory productivity.

In addition, the Board believes that other aspects of the current leadership structure and Corporate Governance Guidelines ensure effective independent Board leadership and oversight of management. For example, the Board regularly meets in executive session without the CEO or any other members of management present, and the independent Lead Director presides at such sessions and coordinates the activities of the independent directors. The independent Lead Director also acts as a liaison between the Board and the Chairman of the Board and performs other duties set forth in the Company’s Corporate Governance Guidelines. In accordance with the Company’s Corporate Governance Guidelines, the Chairman of the Board consults with the Lead Director regarding the yearly schedule and agendas for Board meetings. As a matter of practice, the Chairman elicits input from the independent directors as to the matters they would like covered at the meetings and the information they would find most helpful in their deliberations and decision-making. Strong independent director leadership is also enhanced by the fact that the Board’s Audit, Leadership Development and Compensation, and Nominating/Corporate Governance Committees are composed solely of, and chaired by, independent directors.

In summary, the Board believes the Company’s existing Board leadership structure strikes an effective balance between strong, strategically advantageous Chairman and CEO leadership and appropriate oversight of management provided by strong independent directors. The combined Chairman and CEO structure has served the Company and its stockholders well and the Board believes that it remains the most appropriate leadership structure for the Company at this time. The Board believes that its programs for overseeing risk, as described under “The Board’s Role in Risk Oversight” below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

The Board’s Role in Risk Oversight

The Board of Directors and its committees oversee the Company’s enterprise-wide approach to risk management. The Company’s risk management program seeks to support achievement of its long-term organizational objectives and enhance shareholder value.

The Company’s senior managers update the Board or its committees throughout the year on a variety of matters to assist them in understanding and monitoring the Company’s risk management policies and processes. These matters include operations, legal, regulatory, finance, reputation, and strategy, as well as the significant risks associated with these or other matters. When a Board committee receives an update, the entire Board is informed through the committee report. This process facilitates the Board’s and its committees’ coordination of the risk oversight role.

In addition, each of the Board’s committees reviews with management significant risks related to the committee’s area of responsibility. In accordance with its charter, the Audit Committee reviews the Company’s policies and processes with respect to financial risk assessment and risk management. Our Leadership Development and Compensation Committee reviews and discusses with management the risk associated with the design and implementation of our compensation plans and arrangements. In addition, as discussed in “Compensation Discussion and Analysis—Other Executive Officer Compensation Matters”, the Leadership Development and Compensation Committee periodically assesses the risks related to our overall compensation program. Our Nominating/Corporate Governance Committee reviews the Company’s policies and processes with respect to corporate compliance and regulatory issues.

Nominees for Election as Directors

The Nominating/Corporate Governance Committee considers all qualified candidates identified by members of the committee, by other Board members, by senior management, and by stockholders. To recommend a prospective nominee for the Nominating/Corporate Governance Committee’s consideration, stockholders should submit the candidate’s name and qualifications in writing to our Corporate Secretary at the following address: Family Dollar Stores, Inc., Attention: Corporate Secretary, P.O. Box 1017, Charlotte, NC 28201-1017. Any such submission must be accompanied by the written consent of the proposed nominee which states that he or she consents to being named as a nominee and to serve as a director if elected and must otherwise comply with the provisions of our Bylaws regarding stockholder nominations, including the provisions of Article II, Section 9 of the Bylaws which establish certain requirements regarding the information required to be provided by the nominating stockholder and the timeliness of the notice of such nomination (which generally must be submitted not later than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting). For further information, see “Stockholder Proposals for 2014 Annual Meeting” in this Proxy Statement and our Bylaws which are available at www.familydollar.com under the “Investor Relations” link (see “Corporate Governance” on the “Investor Relations” page).

The Nominating/Corporate Governance Committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors. In particular, the committee seeks directors who exhibit integrity in business and personal affairs; objectivity and independence in making informed business decisions; professional experience and specific areas of expertise; willingness to devote the time necessary to fulfill a director’s duties; the ability to contribute to the diversity of perspectives present in Board deliberations; and requirements of applicable law and listing standards. While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nominating/Corporate Governance Committee will make recommendations regarding potential director candidates to the Board. The Nominating/Corporate Governance Committee extends invitations on behalf of the Company to join the Board of Directors or to be nominated for election as a director to candidates approved by the Board.

The Nominating/Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of senior management. The Company did not receive in a timely manner, in accordance with SEC requirements, any recommendation of a director candidate from a stockholder, or group of stockholders, that beneficially owned more than 5% of our common stock for at least one year as of the date of recommendation.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors, the Lead Director or the non-management directors as a group by sending correspondence addressed to the applicable party to: Board of Directors, Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC 28201-1017, or by sending an email addressed to Board@familydollar.com. Pursuant to procedures approved by the independent members of the Board of Directors, all such correspondence related to the Board’s duties and responsibilities will be reviewed by our General Counsel and forwarded to the Lead Director or summarized in periodic reports to the Lead Director. All such correspondence will be available to any of the directors upon request.

Report of the Audit Committee of the Board of Directors

During fiscal 2012, Glenn A. Eisenberg served as Chairman of the Audit Committee of the Board of Directors. The other members of the Audit Committee during fiscal 2012 were Edward C. Dolby, George R. Mahoney, Jr. and Harvey Morgan. The Board of Directors has determined that all members of the Audit Committee are independent and are financially literate as required by the NYSE listing standards, and that

Messrs. Eisenberg and Morgan are “audit committee financial experts,” as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE’s listing requirements.

The Audit Committee has reviewed and discussed the audited financial statements of Family Dollar for fiscal 2012 with our management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for fiscal 2012 of Family Dollar Stores, Inc. for filing with the SEC.

This report is submitted by Glenn A. Eisenberg, Chairman, Edward C. Dolby, George R. Mahoney, Jr. and Harvey Morgan.

Termination of the Company’s Stockholder Rights Plan

On March 2, 2011, the Company implemented a stockholder rights plan, approved by the Board of Directors, designed to ensure that all of our stockholders would receive fair and equal treatment in connection with any initiative to acquire control of the Company; to guard the interests of stockholders against partial or two-tiered tender offers, inadequate offers, open market accumulations and other abusive or coercive takeover tactics; and to protect our ability to implement our strategic plan. At a meeting on February 24, 2012, in anticipation of the scheduled expiration of the stockholders rights plan on March 2, 2012, the Board of Directors adopted an amendment to the plan to extend the scheduled expiration date by 12 months to March 2, 2013. The Board’s adoption of the stockholder rights plan and the subsequent amendment were based on the recommendations of the Nominating/Corporate Governance Committee, and took into account consultations with the Company’s management and outside financial and legal advisors.

At a meeting of the Board of Directors on November 12, 2012, after taking into account the recommendation of the Nominating/Corporate Governance Committee and consultations with the Company’s management and outside advisors, as well as recent changes to the stockholder profile of the Company, the Board approved an acceleration of the scheduled expiration of the stockholder rights plan to November 16, 2012. Accordingly, we do not currently have a stockholder rights plan.

In accordance with its fiduciary duties, the Board of Directors continuously assesses which practices and policies best promote the long-term value of the Company and maximize returns for our stockholders. Consistent with these duties, the Board of Directors may adopt a stockholders rights plan at a future date if it determines that the adoption is in the stockholders’ best interests at that time.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section sets forth the compensation programs and elements of compensation for our named executive officers (“NEOs”). Specifically, this Compensation Discussion and Analysis describes the objectives and features of our executive compensation programs, explains how we design our executive compensation programs and the reasons for such design, and shows how we allocate executive compensation to ensure that executives’ interests are aligned with those of our stockholders. In fiscal 2012, our NEOs were:

•	Howard R. Levine – Chairman and Chief Executive Officer;

•	Michael K. Bloom – President and Chief Operating Officer since September 28, 2011;

•	Mary A. Winston – Executive Vice President and Chief Financial Officer since April 5, 2012;

•	Paul G. White – Executive Vice President and Chief Merchandising Officer since December 18, 2011;

•	Charles S. Gibson, Jr. – Executive Vice President – Supply Chain;

•	Kenneth T. Smith – Senior Vice President and Chief Financial Officer until April 5, 2012; Senior Vice President – Finance until October 31, 2012;

•	R. James Kelly – President and Chief Operating Officer until September 26, 2011; Vice Chair until March 1, 2012; and

•	Dorlisa K. Flur – Executive Vice President and Chief Merchandising Officer until September 26, 2011; Vice Chair, Strategy and Chief Administrative Officer until May 2, 2012;

In September 2011, Mr. Kelly announced his intent to retire, and his title was changed to Vice Chair. In addition, in September 2011, the Company hired Michael K. Bloom as President and Chief Operating Officer and promoted Ms. Flur to Vice Chair, Strategy and Chief Administrative Officer. Ms. Flur left the Company on May 2, 2012. Ms. Mary Winston was appointed Executive Vice President and Chief Financial Officer on April 5, 2012. Mr. Kenneth Smith served in a transitional role as Senior Vice President – Finance until his departure on October 31, 2012.

Compensation for our NEOs and our Section 16 officers is reviewed and approved by the Leadership Development and Compensation Committee on an annual basis. The Leadership Development and Compensation Committee is also advised by management as to the compensation for all officers at the level of Senior Vice President. The Leadership Development and Compensation Committee approves our short-term and long-term compensation plans, as described below, which form the basis for all officer compensation packages.

Compensation Practices Highlights

Our compensation program is designed to drive and reward outstanding performance that benefits our stockholders. The Leadership Development and Compensation Committee has implemented compensation practices with this goal in mind, including:

•	mix of cash and equity compensation and short-term and long-term compensation;

•	mix of performance measures in determining incentive compensation (including Company performance and comparison against peer group performance);

•	clawback policy applicable to annual cash bonuses;

•	executive stock ownership requirements;

•	no stock option repricings; and

•	equity vesting upon a change in control only if equity is not assumed by the acquirer or the employee is terminated.

2012 Stockholder Vote on Executive Compensation

At the 2012 Annual Meeting of Stockholders, stockholders voted to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as described in the 2012 Proxy Statement, with 98.42% of the votes cast voting to approve the compensation. The Leadership Development and Compensation Committee was aware of the stockholders’ prior approval of our executive compensation structure in its ongoing discussions about our compensation policies and structures. In addition, at the 2012 Annual Meeting, our stockholders expressed a preference that advisory votes on executive compensation occur every year, as recommended by our Board, a practice that the Board has decided to implement.

Summary of Fiscal 2012

Fiscal 2012 was another challenging year for the global economy and for the individuals who comprise our core customer base. Throughout fiscal 2012, our core customer, who often manages on a total household income of less than $40,000 a year, continued to be impacted by volatile gasoline prices, inflationary pressures and high unemployment rates. Recognizing the challenges facing our core customer and in response to the difficult operating environment, in fiscal 2012 we accelerated investments to become more relevant to our customers and capture more of their shopping trips.

•

During fiscal 2012, we continued to focus on achieving our four corporate goals: build customer loyalty and experience; deliver profitable sales growth; drive continuous improvement; and develop diverse, high performing teams. These goals are designed to drive both short-term and longer-term financial results. The following are some highlights from these efforts. We accelerated our new store growth and increased our store openings by more than 50% from fiscal 2011 to 475 stores, including our first stores in California.

•

We renovated, relocated or expanded 854 stores under our comprehensive store renovation program. This program is intended to increase our competitiveness and sales productivity by transforming the customer’s shopping experience in a Family Dollar store.

•

With a strong focus on increasing our relevancy with customers and driving sales productivity, we significantly expanded our merchandise selection in both food and health and beauty aids and added new consumer brands.

•

We added tobacco products to our assortment in fiscal 2012. Based on our customer research, our customers are more likely to use tobacco products, and our customers who smoke make more shopping trips per year. With the addition of tobacco products to our assortment, we expect that we will drive trips to our stores to not only purchase tobacco products, but other products from our existing assortment while customers are in the store. At the end of fiscal 2012, tobacco products were being sold in more than 6,000 of our stores.

•

We made significant progress in increasing our penetration of private brands. In fiscal 2012, private brand sales increased by approximately 9% over fiscal 2011. Private brand consumable sales performed especially well, increasing by 16% over fiscal 2011. In fiscal 2012, private brand sales represented approximately 25% of total sales and approximately 17% of total consumable sales.

Despite the many challenges facing the Company, our customers and the global economy, we achieved the following noteworthy accomplishments in fiscal 2012.

•	Net income per diluted share increased 14.7% to $3.58 in fiscal 2012, compared with $3.12 in fiscal 2011.

•	Net sales increased 9.2%, reflecting a comparable store sales increase of 4.7% and the impact of sales from new stores opened as part of our store growth program.

•

Despite the difficult macro-economic environment, we invested $603.3 million in our business to support accelerated new store openings, our store renovation effort, the construction of our tenth distribution center and the start of construction of our eleventh distribution center.

•	We increased our dividend paid per share by approximately 16.4% and improved our return on shareholders’ equity to 34.8%.

Our compensation program is designed to drive and reward outstanding performance that benefits our stockholders. We believe that when the Company performs well and achieves its operating goals, our executive officers should receive rewards that are commensurate with those of our stockholders. In fiscal 2012, we continued to face a challenging operating environment. Despite these challenges, we delivered results that translated into record earnings for our stockholders. However, our actual results were below our pre-tax earnings goal. Consistent with our philosophy of aligning executive compensation with Company performance, we made target bonus payments at 74.7% of the target award to our executives for fiscal 2012.

Compensation Program Objectives and Components

Our compensation philosophy and the material elements of our executive compensation program did not change from fiscal 2011 to fiscal 2012. Although we make minor adjustments to our compensation programs from year to year, we believe that consistency in our compensation philosophy and administration are important attributes of our compensation program. We have not made significant adjustments to our compensation program since fiscal 2006 when we adopted our performance share rights program (as further described below) and our stockholders approved the Family Dollar Stores, Inc. 2006 Incentive Plan (the “2006 Plan” as further described below) at the 2006 Annual Meeting of Stockholders. At our 2011 Annual Meeting of Stockholders, our stockholders re-approved the performance measures for performance-based awards under the 2006 Plan.

What are the primary objectives of the Company’s executive compensation programs?

The primary objectives of our executive compensation programs are to:

•

provide compensation packages that are competitive with those offered by our peers in the retail sector. By offering competitive compensation packages, we are better able to attract and retain talented executives who are capable of carrying out the objectives, goals and strategic initiatives established by the Board and executive management;

•

make the interests of our executives consistent with those of stockholders by keeping a significant portion of NEO compensation “at risk” and linked to both our short-term and long-term financial success; and

•	provide a total compensation program that drives individual contributions to our business results through a “pay-for-performance” compensation system.

What elements of compensation does the Company provide to executives to meet the objectives of its compensation programs?

We provide the following forms of compensation to our NEOs:

•	base salary;

•	annual cash bonus;

•	performance-based share awards;

•	stock options;

•	select perquisites;

•	severance and change in control benefits;

•	401(k) savings and deferred compensation plans; and

•	health, life and disability insurance programs.

Executive Compensation Program Design

What role do compensation consultants play in designing the Company’s compensation programs?

The Leadership Development and Compensation Committee’s goal is to establish total NEO compensation that promotes the objectives discussed above, and in particular at a level which is competitive enough to enable us to attract and retain talented executives. To assist with this analysis, the Leadership Development and Compensation Committee has engaged Hay Group, Inc. (“Hay Group”) to analyze the appropriate level of compensation for each NEO’s position and to provide appropriate “benchmarking” data (as discussed in greater detail below). For each NEO, Hay Group reviews the responsibilities assigned to his or her position, the knowledge and skills necessary to perform his or her job function, the importance of his or her role to the organization, and the scope of his or her business function. As part of its evaluation, Hay Group periodically interviews certain executives, reviews our organizational structure, and relies upon its collective retail consulting experience. Hay Group uses all of this information to analyze retail compensation market data and to ensure that each NEO’s position is compared to the appropriate benchmarking data.

Hay Group also provides the Leadership Development and Compensation Committee with materials describing compensation trends in the retail industry and general “best practices.” This allows the Leadership Development and Compensation Committee to review our pay practices against our peers in the U.S. marketplace. The total amount of fees paid to Hay Group for services to the Leadership Development and Compensation Committee for fiscal 2012 was approximately $74,933. In addition, the Leadership Development and Compensation Committee reimburses Hay Group for reasonable travel and business expenses. Hay Group received other fees from the Company for fiscal 2012 of approximately $141,693 to provide the Company with information on retail industry general compensation trends, stock option valuation services, benchmarking evaluations and market updates for non-executive Team Members, and work related to our sourcing offices in China and new stores in California. The decision to engage Hay Group for services other than to the Leadership Development and Compensation Committee was made by management and was reviewed and approved by the Leadership Development and Compensation Committee.

The Leadership Development and Compensation Committee also has retained a second independent consultant, Steven Hall & Partners, to review compensation materials prepared by management and Hay Group. Steven Hall & Partners reviews recommended compensation amounts and levels and further advises the Leadership Development and Compensation Committee on compensation matters, including executive compensation trends and best practices. Unlike Hay Group, Steven Hall & Partners does not provide other advice or services to our management and is hired by and takes direction solely from the Leadership Development and Compensation Committee.

Neither the Company nor the Leadership Development and Compensation Committee believe that the work of Hay Group or Steven Hall & Partners raised any conflict of interest. The Leadership Development and Compensation Committee’s Charter grants it sole authority to select, retain and terminate compensation consultants.

What role does management play in designing the Company’s compensation programs?

The annual compensation review process for all corporate Team Members, including our NEOs, occurs at the end of each fiscal year. At that time, the CEO discusses the performance of each of the other NEOs with the Leadership Development and Compensation Committee. The Leadership Development and Compensation

Committee receives management’s recommendations on the appropriate compensation packages for each NEO, together with benchmarking data for each NEO. The Leadership Development and Compensation Committee also considers “tally sheets” (described in more detail below) prepared by our Human Resources department.

The CEO submits a self-evaluation to the Board, and each director completes an evaluation of the CEO. The evaluation results are compiled by the Chair of the Leadership Development and Compensation Committee and the Lead Director, presented to the independent members of the Board and discussed during an executive session. The Leadership Development and Compensation Committee meets separately with Hay Group and then with Steven Hall & Partners to discuss the CEO’s compensation package. The Chairman of the Leadership Development and Compensation Committee and the Lead Director then meet with the CEO to discuss his performance evaluation, compensation package and the related market data.

What information is included in the “tally sheets” reviewed by the Leadership Development and Compensation Committee?

Tally sheets describe the total dollar value of each NEO’s annual compensation for the past three years. The total dollar value includes salary, short-term and long-term incentive compensation (collectively “Total Direct Compensation”), and the costs we incur to provide various health and insurance benefits and perquisites to our NEOs. The tally sheets also describe each NEO’s accumulated realized and unrealized stock option gains, any stock awards made under our performance share rights program, and the amounts our NEOs will receive if they leave the Company under various circumstances, such as retirement or termination in connection with a change in control. The Leadership Development and Compensation Committee’s annual review of tally sheets helps the Leadership Development and Compensation Committee oversee the design of our executive compensation program by providing a more complete picture of the current and historical compensation of each NEO.

How does the Company use benchmarking data to help establish NEO Compensation?

Because one of our primary compensation objectives is to provide compensation packages competitive with those of our peers in the retail sector, benchmarking data is vital to help us establish NEO compensation.

Hay Group compares the pay levels of our NEOs to positions of similar responsibility and job scope at U.S. companies contained in Hay Group’s All Retail Industry Database (the “Hay Retail Industry Database”). The Hay Retail Industry Database contains information on over 100 U.S. retail companies, including most of our direct competitors, such as Big Lots, Inc., Dollar General Corporation, Dollar Tree, Inc., Walgreens and Wal-Mart Stores, Inc. The Hay Retail Industry Database is recognized as a leading compensation survey for the retail sector and contains a broad representation of the retail sector’s pay practices. The list of companies that comprised the Hay Retail Industry Database when we established fiscal 2012 compensation packages for our NEOs is attached to this Proxy Statement as Appendix A.

Once Hay Group identifies positions comparable to those of our NEOs at companies within the Hay Retail Industry Database, it provides the Leadership Development and Compensation Committee with information about the total compensation packages for those comparable positions at other retail companies, as well as benchmarking data for each component of executive compensation. Hay Group also analyzes the mix of pay offered to our NEOs, comparing fixed and variable pay as well as short-term and long-term incentives. Management provides recommendations to the Leadership Development and Compensation Committee regarding NEO compensation, and the Leadership Development and Compensation Committee then determines base salary and target levels of annual short-term and long-term incentive awards for our NEOs after considering these recommendations together with the benchmarking data provided by Hay Group.

The Total Direct Compensation offered to each NEO, as well as the components of Total Direct Compensation, vary as a result of the differing job scopes and complexity of each role. These differences in job responsibilities are reflected in the compensation survey data reviewed annually by the Leadership Development and Compensation Committee.

How does the Leadership Development and Compensation Committee determine the amounts of specific compensation elements?

We have not established a formula or pre-set methodology to allocate NEO compensation among the elements of Total Direct Compensation. However, the Leadership Development and Compensation Committee generally has established the Total Direct Compensation level of each NEO near the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database and generally sets base salaries at or near the 50th percentile. In fiscal 2012, the percentage of base salary for each NEO has either approximated the percentile goal or ranged between the 25th and 50th percentile for similar positions at retail companies in the Hay Retail Industry Database. Actual annual incentive payouts (which are performance-based) were at or above the median of the retail market, while the long-term equity portion of their compensation (which is performance-based) has either approximated the percentile goal or ranged between the 25th and 50th percentile for similar positions at retail companies in the Hay Retail Industry Database, assuming the achievement of performance targets.

To determine the proper mix of compensation types, the Leadership Development and Compensation Committee considers a number of subjective factors, including:

•

Current market practices. We compare both total compensation and each element of our executives’ compensation packages against the Hay Retail Industry Database, paying special attention to the compensation practices of our most direct competitors. We rely on our compensation consultants and our Human Resources managers to provide information about the compensation practices of our peers. We also look at our recent successes or failures in recruiting and retaining executives to help us establish compensation levels.

•

Personal performance. We consider the recommendations of our CEO regarding the compensation of the other NEOs, including individual performance ratings, and experience of the NEO, along with the CEO’s view on compensation matters, when making compensation decisions at the end of each fiscal year. The Leadership Development and Compensation Committee has not established specific qualitative or quantitative guidelines, other than goals for overall Company performance pursuant to the incentive programs, to measure the personal performance of any NEO. However, the Leadership Development and Compensation Committee may consider subjective personal performance criteria when establishing NEO compensation.

•

Balance. Our compensation program is intended to be balanced. We recognize the need to provide sufficient guaranteed short-term income to executives through base salary and benefits and also the need to balance that income with at-risk, performance-based short-term and longer-term financial rewards which promote achievement of our goals. Further, we believe that as an individual’s level of responsibility and ability to contribute to our financial success increases, that individual’s total compensation also should increase. Likewise, as an individual’s total compensation increases, we believe that the ratio of equity to non-equity compensation and performance-based compensation to total compensation also should increase.

•

Compensation best practices. We believe that compensation decisions should be reasonable, understandable, responsible and tied to the best interests of our stockholders. Therefore, we continuously monitor developments in executive compensation “best practices” to help us achieve our compensation objectives.

The Leadership Development and Compensation Committee does not consider an executive’s total equity ownership or gains from prior equity incentive awards in determining Total Direct Compensation.

Elements of Executive Compensation

What are the elements of the Company’s executive compensation?

The compensation packages for our executives, including our NEOs, consist of a base salary and short-term and long-term incentive programs which are designed to ensure that a substantial portion of an executive’s compensation package is based on “pay for performance.” As described below, the short-term incentive program provides for payment of an annual cash bonus if we achieve certain pre-tax earnings goals, while the long-term incentive programs provide for the issuance of stock awards (Performance Share Rights and stock options, as further discussed below) which are earned or vested over multi-year periods and the value of which is dependent upon our performance, including our market stock price. These programs are implemented pursuant to the terms of the stockholder approved 2006 Plan.

How does the Company set base salaries for its NEOs?

Initially upon hire or promotion, and then on an annual basis thereafter, the Leadership Development and Compensation Committee considers whether and to what extent adjustments to each NEO’s base salary should be made. We determine the base salary ranges for our NEOs primarily by reviewing compensation surveys. This information is most often provided by recruiters and the Leadership Development and Compensation Committee’s consultants. Generally, we target our NEOs’ base salaries at the 50th percentile of companies in the Hay Retail Industry Database. The Leadership Development and Compensation Committee believes that setting salaries lower than the median would prevent us from attracting and retaining top quality executive talent, while setting salaries at a higher level may over-compensate executives without requiring performance.

Once we determine the appropriate compensation ranges for our executives, we establish the specific salary for each NEO. To determine individual salaries, we consider each NEO’s experience, his or her tenure with Family Dollar, his or her pay in comparison to our other officers, competitive information provided by the Leadership Development and Compensation Committee’s consultants, and the NEO’s contribution to our objectives. We also consider our operating performance, and the NEO’s specific contributions to our performance, when setting executive salaries.

The base salaries paid to our NEOs in fiscal 2012 are contained in the Summary Compensation Table in this Proxy Statement. Information with respect to our NEOs’ fiscal 2013 compensation, including base salary levels, is set forth under the heading “NEO Compensation for Fiscal 2013” later in this discussion.

Analysis of fiscal 2012 NEO base salaries

We adjusted the base salaries paid to each NEO effective as of October 17, 2011, to reflect market conditions and in accordance with our practice described above. All salary adjustments also took into account the contributions of each NEO in leading the Company to record earnings in fiscal 2011 as well the Company’s overall performance, including mitigated inventory risk and improved cost containment. In January 2012, we also made a one-time increase to the base salary of each NEO by $5,000 to compensate them for the elimination of the Company’s Medical Reimbursement Program in December 2011.

Mr. Levine’s base salary was increased by 1.45% in recognition of the Company’s performance and to keep his base salary within an acceptable range of the Leadership Development and Compensation Committee’s 50th percentile target for base salary. This adjustment was also made to maintain the Leadership Development and Compensation Committee’s desired balance between base salary and long-term equity compensation.

Mr. Bloom was offered a competitive base salary, upon hire in September 2011, that provided recognition for his role as President and Chief Operating Officer and positioned him within the Leadership Development and Compensation Committee’s 50th percentile target for base salary.

Ms. Winston’s base salary, upon hire in April 2012, was determined through an analysis of the Hay Retail Industry Database to provide her with a competitive starting salary in her role as Executive Vice President and Chief Financial Officer.

Mr. White received a 10.39% base salary increase upon his promotion to Executive Vice President and Chief Merchandising Officer in December 2011. The base salary offered to Mr. White was competitive with similar positions at retail companies in the Hay Retail Industry Database.

Mr. Gibson received a 3.12% increase to his base salary. The base salary offered to Mr. Gibson in fiscal 2012 put him within an acceptable range of the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

Mr. Kelly’s base salary increase of 3.28% provided Mr. Kelly with a competitive cash structure and maintained our desired mix between cash and equity compensation. The base salary offered to Mr. Kelly in fiscal 2012 put him within an acceptable range of the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

Ms. Flur received an increase of 17.65% in base salary. The base salary increase Ms. Flur received was in recognition of her promotion to Vice Chair, Strategy and Chief Administrative Officer and to put her within an acceptable range of the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

Mr. Smith received a 4.67% increase to his base salary. The base salary offered to Mr. Smith in fiscal 2012 was in recognition of his fiscal 2011 performance and to put him within an acceptable range of the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

Why does the Company award an annual cash bonus to executives, and how does the Company determine the amount of the annual cash bonus?

Pursuant to the Guidelines for Annual Cash Bonus Awards established under the 2006 Plan (the “Cash Bonus Award Guidelines”), we provide short-term annual cash incentive awards, in the form of an annual cash bonus to NEOs to drive our short-term performance goals for annual pre-tax earnings (i.e., income prior to the deduction of income taxes). The short-term incentive performance goals are derived from our strategic planning process. We use the procedures described above under the heading “Executive Compensation Program Design” to determine the appropriate annual target bonus for each executive. In addition, we may award discretionary bonuses from time to time in order to assist in our recruitment or retention of executive officers, though we generally do not engage in this practice.

For NEOs, annual target bonuses currently range from 40% to 120% of his or her annual base salary (the “Target Bonus”). Consistent with our pay-for-performance philosophy, we believe that exemplary Company performance should be rewarded. Therefore, senior executives who have the most opportunity to impact our operating initiatives have a larger potential bonus than other participants in the program, so that their compensation is more closely tied to the achievement of our earnings goals. This provides our senior executives, including the NEOs, with powerful incentives to ensure we meet our performance goals. Annual bonus opportunities have a maximum payout equal to two times the Target Bonus.

Information regarding the annual cash bonus actually paid to our NEOs for fiscal 2012, fiscal 2011 and fiscal 2010 performance can be found in the Summary Compensation Table in this Proxy Statement.

For fiscal 2012, Target Bonuses under the Cash Bonus Award Guidelines approved by the Leadership Development and Compensation Committee for the NEOs were as follows:

Name	Target Bonus
Howard R. Levine	120% of base salary
Michael K. Bloom	75% of base salary
Mary A. Winston	55% of base salary
Paul G. White(1)	55% of base salary
Charles S. Gibson, Jr.	55% of base salary
R. James Kelly	75% of base salary
Dorlisa K. Flur	60% of base salary
Kenneth T. Smith	40% of base salary

(1)	Mr. White’s annual cash bonus eligibility changed during fiscal 2012 from 40% of base salary to 55% of base salary upon his promotion to Executive Vice President and Chief Merchandising Officer.

Analysis of Fiscal 2012 Target Bonuses

The Target Bonus for each of our NEOs in fiscal 2012 either approximated the 50th percentile goal or ranged between the 25% and 50% percentile for similar positions at retail companies in the Hay Retail Industry. The actual payouts under the Target Bonus for 2012 were at or above the median for retail companies in the Hay Retail Industry Database.

Analysis of Establishment of Pre-Tax Earnings Goal

Annual cash bonus awards are an important part of our compensation structure. The Leadership Development and Compensation Committee believes that establishing a target that requires a level of performance consistent with our earnings goal but that can be reached in most years aligns the interests of our NEOs with those of our stockholders. The Leadership Development and Compensation Committee considers the Company’s historical financial position, the economic environment, the financial performance of our competitors, and management’s proposed fiscal financial plan when establishing performance targets based on financial goals. These targets are meant to ensure that our officers’ total cash compensation is consistent with officers of our peer companies, if the Company’s financial performance is consistent with those peers. For fiscal 2012, our pre-tax earnings target goal (as adjusted in accordance with the terms of the Cash Bonus Award Guidelines) was $734.5 million. As reflected in the chart below, our actual pre-tax earnings of $663.9 million for fiscal 2012, adjusted for a litigation charge and legal fees to $678.7 million, was below our target goal, resulting in a payout of 74.7% of each NEO’s Target Bonus. See the table and discussion under the heading “Cash Bonus Awards” in this Proxy Statement for more information on the calculation of bonus awards and minimum and maximum payout amounts.

The following chart sets forth the Target Bonus payout in relation to our pre-tax earnings target goals over the last ten fiscal years:

(1)

Pursuant to the 2006 Plan, the Leadership Development and Compensation Committee will adjust the calculation of pre-tax earnings under the Cash Bonus Award Guidelines to exclude unusual, non-recurring or other extraordinary items that may positively or negatively impact our pre-tax earnings.

(2)

Excludes the impact of a $45 million litigation charge and a $10.5 million charge related to stock option expenses. See Notes 8 and 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report for a description of these charges.

(3)

Excludes the impact of approximately $22 million in expenses and settlement costs related to our stockholder derivative litigation. See Note 8 to the Consolidated Financial Statements in our fiscal 2007 Annual Report, Note 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report, and our Current Report on Form 8-K filed with the SEC on June 26, 2007, for a description of this litigation and the related settlement.

(4)

Excludes approximately $420,000 in expenses related to our stockholder derivative litigation and related matters. See Note 8 to the Consolidated Financial Statements in our fiscal 2007 Annual Report, Note 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report, and our Current Report on Form 8-K filed with the SEC on June 26, 2007, for a description of this litigation and the related settlement.

(5)	Excludes an $8.5 million positive net impact related to a favorable insurance settlement.

(6)	Excludes approximately $8.8 million in interest expense related to our issuance of public debt in January 2011.

(7)

Excludes an $11.5 million litigation charge and approximately $3.3 million in legal fees. See Note 11 to the Consolidated Financial Statements in our fiscal 2012 Annual Report for a description of the litigation charge.

The Company’s independent registered public accountant, PwC, reviews our pre-tax earnings calculation and provides assurance to the Leadership Development and Compensation Committee as to whether such calculation was accurately prepared prior to any bonuses being approved by the committee for payment to our executives.

Why does the Company provide long-term incentive awards to executives, and how does the Company determine the amount of those awards?

We believe that a large portion of each NEO’s compensation should be both performance-based and in the form of equity awards. Our long-term incentive awards are designed to make the interests of management and executives consistent with those of our stockholders. We currently provide two types of long-term incentive compensation: stock options and performance share rights (“PSRs”). PSR awards give recipients the right to be issued shares of our common stock, if we perform at a certain level as compared to a selected peer group of companies (the “Performance Peer Group”) over the relevant performance period. These awards are made under the 2006 Plan. We do not grant any restricted stock or restricted stock units that vest solely on the basis of service-based holding periods.

We use the procedures described above under the heading “Executive Compensation Program Design” to determine the appropriate total dollar value of long-term equity incentive compensation to award each NEO. We review this dollar value each year against the benchmarking data provided by Hay Group and may change it based on that benchmarking data, the NEO’s performance, market conditions or each NEO’s mix of total compensation. Once we establish the appropriate dollar value of long-term equity incentive compensation to be granted to a NEO in a particular fiscal year, it is divided equally between stock options and PSRs at target.

Option and PSR awards are denominated in shares. The number of shares awarded is determined by dividing the total dollar value of long-term incentive compensation to be awarded to an NEO by a dollar value derived from the grant date fair value of our stock options and PSRs, each calculated in accordance with FASB ASC Topic 718.

Analysis of Long-Term Incentive Compensation

The target dollar value of the long-term incentive compensation granted to each NEO in fiscal 2012 was greater than the dollar value of the long-term incentive compensation granted to each NEO in fiscal 2011, with the exception of grants made to Mr. Kelly and Mr. Gibson, who received the same dollar value of the long-term incentive compensation granted to them in fiscal 2011. The increases made to the long-term incentive values for all other NEOs were in response to changing long-term incentive values in the marketplace and to be within acceptable range of the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

We believe that equally balancing long-term equity incentive compensation awards between stock options and PSRs results in long-term compensation that drives Company performance both in the stock market and against our Performance Peer Group. This mix of stock options and PSRs also supports our ongoing management of stockholder dilution and reduces our historical dependence on stock options. Assigning a dollar value to these grants helps the executive officers understand the true value of their equity compensation and also helps us to manage our compensation costs for each executive officer.

Information regarding the grant date fair value and the number of stock options and PSRs granted to our NEOs in fiscal 2012 for performance in fiscal 2011 can be found in the 2012 Grants of Plan-Based Awards Table in this Proxy Statement. Information regarding each NEO’s fiscal 2013 compensation, including their long-term equity incentive compensation granted in respect of fiscal 2012 performance, is set forth under the heading “NEO Compensation for Fiscal 2013” later in this discussion.

What is the purpose of the PSR program?

We believe that the PSR program focuses our officers on financial performance factors that are critical to driving long-term value for our stockholders, while also recognizing that the potential to achieve such performance is, in part, subject to various macroeconomic and other factors that are beyond the control of our executive officers. We believe that measuring our performance in terms of pre-tax income growth and average annual return on equity against other retail companies provides a pay-for-performance system that is appropriately competitive and rewarding. The awards of common stock under the PSR program reward our officers if our performance relative to the Performance Peer Group meets certain hurdles during periods when the stock options held by our officers may have diminished in value as a result of factors impacting the equity markets or the entire retail channel. For a complete description of the terms of our PSR program, see the description of the program following the “2012 Grants of Plan-Based Awards” table in this Proxy Statement.

How does the Company select its peer group for the PSR program?

The Leadership Development and Compensation Committee reviews and approves the Performance Peer Group annually, making adjustments as appropriate. Each year, Hay Group provides data on the Performance Peer Group companies to the Leadership Development and Compensation Committee. This data includes financial data as well as publicly-announced retail strategies for each company. Generally, members of the Performance Peer Group must:

•	be a retailer based in the United States and have equity that is publicly traded;

•	have a customer base that is similar to that of the Company;

•	have overlapping merchandise lines with the Company; and/or

•	maintain a similar focus on real estate management.

For the fiscal 2010 – 2012 performance period, our Performance Peer Group included the following companies: 99 Cent Only Stores, Advance Auto Parts Inc., Big Lots, Inc., Casey’s General Stores, Inc., The Cato Corporation, Collective Brands, Inc., Dollar Tree Inc., Duckwall-ALCO Stores, Inc., Fred’s Inc., Kohl’s Corporation, Rite Aid Corporation, Ross Stores Inc., SuperValu Inc., Target Corporation, The Pantry, Inc., Walgreen Company and Wal-Mart Stores, Inc.

For the fiscal 2011 – 2013 performance period, our Performance Peer Group included the following companies: 99 Cent Only Stores, Advance Auto Parts Inc., Big Lots, Inc., Casey’s General Stores, Inc., The Cato Corporation, Collective Brands, Inc., Dollar General Corporation, Dollar Tree Inc., Duckwall-ALCO Stores, Inc., Fred’s Inc., Kohl’s Corporation, Ross Stores, Inc., SuperValu Inc., Target Corporation, The Pantry, Inc., Walgreen Company and Wal-Mart Stores, Inc.

For the fiscal 2012 – 2014 performance period, the Leadership Development and Compensation Committee did not change the Performance Peer Group.

In September 2012, 99 Cent Only Stores and Collective Brands were removed from the Performance Peer Group as originally established for each of the foregoing performance periods as they are no longer public companies.

In September 2012, the Leadership Development and Compensation Committee revised the Performance Peer Group for the fiscal 2013 – 2015 performance period. For this fiscal 2013 – 2015 performance period, our Performance Peer Group includes the following companies: Advance Auto Parts Inc., Big Lots, Inc., Casey’s General Stores, Inc., The Cato Corporation, Dollar General Corporation, Dollar Tree Inc., Duckwall-ALCO Stores, Inc., Fred’s Inc., Kohl’s Corporation, Ross Stores, Inc., SuperValu Inc., Target Corporation, The Pantry, Inc., Walgreen Company and Wal-Mart Stores, Inc.

Why does the Company choose to make long-term equity incentive awards in the form of stock options?

Stock options are designed to reward NEOs for building long-term stockholder value, as represented by the price of our common stock. We award stock options because they provide value to our executive officers only if the price of our common stock appreciates between the grant date and the exercise date and the executive remains employed by the Company until the stock option vests (subject to certain retirement provisions, as further described below). Accordingly, stock option awards help us achieve the primary goals of our executive compensation program: to assist our retention efforts by encouraging our executive officers to remain employed by the Company for the full term of the stock option and to align the interests of our NEOs directly with the interests of our stockholders. For a description of the terms of our stock option program and awards, see the description of the program following the “2012 Grants of Plan-Based Awards” table in this Proxy Statement.

When does the Company issue equity awards?

We have adopted a policy of making equity awards on pre-established dates to avoid any concern that grant dates have been selected based upon the release of material information about the Company. Annual equity awards for all eligible participants in our equity plans, including NEOs, are presented to the Leadership Development and Compensation Committee for approval at a Leadership Development and Compensation Committee meeting scheduled for the first Tuesday after our fiscal year-end earnings release. Equity awards are occasionally given to Team Members throughout the year in connection with new hires and/or promotions. For newly hired or promoted officers at or above the level of Vice President, equity awards are approved quarterly by the Leadership Development and Compensation Committee at a meeting held on the second Tuesday of the first month of each fiscal quarter. For newly hired or promoted Team Members below the level of Vice President, equity awards are approved by the Equity Award Committee on the first Tuesday following the Company’s quarterly earnings release, or on the second Tuesday of each month of the National Retail Federation Retail Sales and Reporting and Merchandising Calendar, if the Company has not issued a quarterly earnings release in the week prior to the issuance of the award. The exercise price for all stock options is determined by the closing price of our common stock on the date the option grant is approved. The grant date for all equity awards is the date the awards are approved by the Leadership Development and Compensation Committee or the Equity Award Committee.

What perquisites does the Company offer to its executives?

NEOs (along with selected other executives) participated in a Medical Expense Reimbursement Plan until December 31, 2012, and are offered executive disability insurance coverage paid by the Company. Pursuant to his employment agreement, Mr. Levine also is entitled to non-exclusive personal use of the Company’s aircraft, subject to certain limits established by the Leadership Development and Compensation Committee each year and is provided with personal umbrella liability insurance coverage. For fiscal 2012, the Board limited Mr. Levine’s personal use of the Company’s aircraft to 70 hours, of which Mr. Levine used approximately 12.9 hours. Mr. Levine’s personal use of the Company’s aircraft is reviewed annually by the Leadership Development and Compensation Committee and is considered by the Leadership Development and Compensation Committee in setting Mr. Levine’s Total Direct Compensation each year.

In fiscal 2012, Mr. Bloom was permitted personal use of the Company’s aircraft for a flight totaling 3.3 hours. Beginning in fiscal 2013, the Leadership Development and Compensation Committee approved for Mr. Bloom an entitlement of non-exclusive personal use of the Company’s aircraft for a maximum of 25 hours for fiscal 2013. This approval will have minimal financial impact on the Company, as it will not require the purchase of additional aircraft or chartered aircraft for Mr. Bloom’s use. Mr. Bloom’s personal use of the Company’s aircraft will be reviewed annually by the Leadership Development and Compensation Committee and will be considered by the Leadership Development and Compensation Committee in setting Mr. Bloom’s Total Direct Compensation each year.

We believe that the perquisites offered by the Company are minimal in cost and necessary to attract and retain talented executives, as many of our competitors offer similar benefits. With the exception of Mr. Levine’s and Mr. Bloom’s use of the Company’s aircraft, we do not offer NEOs any perquisites other than those benefits generally available to all of our Team Members, except as further described in Note 4 to the “Summary Compensation Table” in this Proxy Statement. Accordingly, we view these perquisites as reasonable and necessary to our compensation program.

Does the Company provide employment contracts to NEOs?

We currently have employment agreements with two of our NEOs: Howard R. Levine, the Chairman of the Board and CEO, and Michael K. Bloom, our President and Chief Operating Officer. Under their employment agreements, these executive officers are entitled to certain compensation and benefits and agree to certain non-competition and other covenants. In addition, several of the provisions, including the non-competition and other covenants, of the employment agreement with R. James Kelly, our former President and Chief Operating Officer and Vice Chair, have remained in effect after his retirement on March 1, 2012. Presently, we do not have employment agreements with any executive officers other than Messrs. Levine and Bloom. We have severance agreements with other executive officers, including the other NEOs, which contain non-compete and other covenants. For more information, see “Employment and Severance Agreements” in this Proxy Statement.

Why does the Company offer severance benefits to its executives?

The Company believes it is necessary to offer severance benefits to our NEOs for several reasons. First, we believe it is in our best interest to ensure that our executive officers will remain dedicated to the Company even if there is a threat or occurrence of a change in control and to reduce any distractions to our executive officers that might be caused by the uncertainties and risks created by a pending or threatened change in control. Second, similarly-situated companies provide severance benefits to their executives, so providing these severance and change in control benefits is necessary for us to remain competitive and to attract and retain talented executives. Finally, the Leadership Development and Compensation Committee determined that it would be in our best interest to enter into severance agreements with our officers at the Vice President level and above, other than Messrs. Levine, Kelly, and Bloom, in consideration for such officers agreeing to be bound by certain non-compete, non-solicitation, non-disparagement and confidentiality provisions not previously applicable to them. We believe that the non-compete and other covenants that are contained in these agreements are important tools in protecting the Company’s future growth and prospects. In establishing these arrangements, the Leadership Development and Compensation Committee also considered the fact that the Company does not provide pension, supplemental executive retention plans, or any above-market or preferential earnings to its NEOs through the Company’s deferred compensation plans.

The aforementioned employment and severance agreements with executives, as well as incentive opportunities under the 2006 Plan, require us to provide compensation or other benefits to NEOs when those individuals are terminated under certain circumstances or there is a change in control of the Company. The type and amount of these payments vary by executive level and the reason for the termination. For a description of the terms of these arrangements, See “Employment and Severance Agreements” and “Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

The Leadership Development and Compensation Committee will periodically review these agreements to ensure that these purposes are being achieved and that the payments under such agreements are appropriate.

What type of retirement benefits does the Company provide to its executives?

Incentive Plan Retirement Provisions

The 2006 Plan contains provisions that allow eligible retirees to continue to exercise stock options after the date of their retirement. Specifically, these provisions provide that stock options held by qualifying retirees at the time of their retirement shall continue to vest and be exercisable in accordance with the terms of the 2006 Plan. In order to take advantage of this benefit, a participant must: (a) voluntarily terminate his or her employment, (b) at age sixty years or older, and (c) after a minimum of ten years of service to the Company. Additionally, retirees must agree to abide by certain non-compete and non-solicitation provisions for a period of five years.

Deferred Compensation Plan

The Family Dollar Compensation Deferral Plan (the “Deferred Compensation Plan”) allows certain Team Members, including NEOs, to elect to defer receipt of up to 50% of their base salary and up to 75% of their bonus payments. The Company does not fund, make any contributions to, or provide any interest rate subsidy for the Deferred Compensation Plan. We provide this benefit to attract and retain talented executives, as most of our competitors provide a similar benefit to their executive officers. For a description of the material terms of the Deferred Compensation Plan, see “2012 Non-Qualified Deferred Compensation” in this Proxy Statement.

401(k) Plan

We offer a 401(k) savings plan for all eligible Team Members, including the NEOs. In 2012, the Company provided a matching contribution equal to 50% of the participant’s contributions of up to 3% of base salary and bonus pay, for a maximum Company contribution of 1.5% of base salary and bonus pay, subject to limits established by the plan and the Internal Revenue Code of 1986, as amended (the “Code”).

Other Executive Officer Compensation Matters

Does the Company have stock ownership guidelines for its executives?

Yes, we have stock ownership guidelines for our NEOs and all other executives who hold the position of Vice President or above. Under the guidelines, those officers are required to achieve and maintain ownership of our common stock in an amount equal to a multiple of their annual base salary, as set forth below. Until an officer achieves those ownership goals, he or she is required to retain 25% of the net value (after the exercise price of any options and after applicable taxes) of any equity award in the Company’s common stock. Our stock ownership guidelines provide for the following ownership levels:

Position	Stock Ownership Guidelines Multiple
Chief Executive Officer	5x annual base salary
Executive Vice Presidents, Chief Financial Officer, Chief Operating Officer or President	3x annual base salary
Senior Vice Presidents	2x annual base salary
Vice Presidents	1x annual base salary

The following forms of equity interests are considered to determine whether an officer has satisfied the stock ownership requirements, based upon the highest market price of the Company’s common stock within the past two years:

•	Stock owned directly by the officer and/or his or her spouse and/or children in his or her household;

•	Stock held in trust for the benefit of the officer and/or his or her immediate family, which is considered to be beneficially owned by the officer; and

•

The after-tax net value of vested unexercised stock options. To determine the after-tax net value under our stock ownership guidelines, we calculate the difference between the exercise price and the value of the stock, less taxes withheld at an assumed rate of 25%.

These requirements ensure that the interests of our executives and our stockholders are aligned and reduce incentive for excessive short-term risk taking.

Does the Company have policies regarding transactions by officers in the Company’s stock?

Yes, the Company has established an “insider trading” compliance policy that requires our directors, NEOs and certain other officers to obtain pre-clearance from our General Counsel for any transaction in the Company’s common stock. The Company also publishes information on appropriate time periods for stock transactions and prohibits short sales of the Company’s common stock or the engagement of any trading in publicly-traded puts, calls, warrants, options or similar instruments relating to our common stock. As part of our agreement with Trian Fund Management, L.P., an asset management firm, relating to Mr. Garden’s appointment to the Board, we agreed that Trian and its affiliates could engage in certain securities transactions that would provide Trian with economic interest in the Company that would not be considered violations of our insider trading compliance policy.

Does the Company consider the tax consequences of executive compensation when designing compensation packages?

Yes. Among other things, the Company considers the following:

Deductibility. Section 162(m) of the Code (“Section 162(m)”) provides that publicly held companies may not deduct compensation in excess of $1 million paid to the CEO or any of the three other highest paid executive officers (other than the CFO) in any taxable year if that income is not “performance-based,” as defined in Section 162(m). Our stockholders have approved the 2006 Plan, which was designed to preserve the future deductibility of all compensation paid under the plan. We fully consider Section 162(m) when determining executive compensation packages, and we believe that all applicable executive officer incentive compensation paid in fiscal 2012 met the deductibility requirements of Section 162(m).

FASB ASC Topic 718. We began accounting for share-based payments, including stock options and PSRs, pursuant to FASB ASC Topic 718 on August 28, 2005.

Section 409A of the Code (“Section 409A”). All awards issued under the 2006 Plan are intended either not to be subject to or otherwise to comply with Section 409A.

How does the Company establish compensation for other executive officers who are not NEOs?

Our CEO, with the assistance of other executive officers, reviews compensation materials to determine the compensation packages of Executive and Senior Vice Presidents who are not NEOs. These materials are similar to those reviewed by management and the Leadership Development and Compensation Committee when setting compensation for the NEOs. The CEO reviews proposed compensation packages with the Leadership Development and Compensation Committee and obtains approval for all equity grants made to officers at the level of Vice President or above. In addition, the Leadership Development and Compensation Committee approves compensation packages for any officers who are considered “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Do the Company’s compensation programs reward or encourage executives to take excessive risks?

The design of our compensation programs encourages all Team Members, including NEOs to remain focused on both the short-term and long-term operational and financial goals of the Company. Because our compensation program is balanced and intended to drive our major operating initiatives as they change from time to time, our Team Members do not have an incentive to engage in risky behavior to achieve short-term financial results. Moreover, payouts under both annual cash bonuses and PSRs are capped at 200% of the target incentive opportunity. We do not believe the design of our compensation program encourages our Team Members, including NEOs, to take risks that are new, unique or discrete from those associated with our overall business.

Does the Company have a “clawback” policy?

In the event we restate our financial results due to material non-compliance by the Company with any financial reporting requirements of the federal securities laws, as a result of intentional misconduct (as determined by the independent members of the Board under our 2006 Plan Guidelines for Annual Cash Bonus

Awards), our executive officers are required to reimburse the Company the difference between (x) the amount of any cash bonus paid to the executive officer within the twelve months preceding such restatement, and (y) the amount of the bonus such executive officer would have received had the amount of the bonus been calculated based on the restated financial statements.

NEO Compensation for Fiscal 2013

As reported in our Current Report on Form 8-K filed with the SEC on October 15, 2012, the Leadership Development and Compensation Committee approved fiscal 2013 compensation packages for our current senior executives at its meeting on October 9, 2012, as follows:

Name	Fiscal 2013 Base Salary(1)	% Increase from FY 2012 Base Salary	Target Bonus Percentage of Base Salary	Stock Options	Target PSR Grant (3-year Performance Period-fiscal 2013-2015)
Howard R. Levine	$1,100,000	4.27%	120%	99,435	28,746
Michael K. Bloom	$700,000	6.87%	75%	36,935	10,677
Mary A. Winston	$485,000	2.11%	55%	14,205	4,107
Paul G. White	$445,000	3.49%	55%	11,365	3,286
Charles S. Gibson, Jr	$445,000	2.30%	55%	11,365	3,286

(1)	Increases to base salaries were effective October 14, 2012.

In considering the establishment of fiscal 2013 compensation packages for the NEOs, the Leadership Development and Compensation Committee followed the process described above under “Executive Compensation Program Design” and “Elements of Executive Compensation.”

The Target Bonuses set forth above for fiscal 2013 were maintained at the same level as the previous year. The dollar value of long-term incentive compensation for each of the NEOs was maintained at the same level as the previous year with the exception of Mr. Levine and Mr. Bloom. The long-term incentive values for Mr. Levine and Mr. Bloom were increased to more closely align with the median for similar positions in the Hay Retail Industry Database. The dollar value of long-term incentive compensation is divided equally among PSRs and stock options. For a further discussion of the Company’s philosophy and process for establishing the Target Bonus and long-term incentive compensation levels, see the discussion of these matters set forth above.

Summary

The CEO, the Company’s Human Resources department and the Leadership Development and Compensation Committee, with advice from its consultants, have reviewed all components of each NEO’s compensation, including base salary, Target Bonus and long-term equity incentive compensation. We have determined that the compensation packages awarded to our NEOs are consistent with our goals to provide compensation that is competitive with the compensation offered by our peers, to drive the Company’s financial performance, and to align the interests of our NEOs with our stockholders. Accordingly, we believe that our compensation programs are reasonable, competitive and not excessive.

COMPENSATION COMMITTEE REPORT

The Leadership Development and Compensation Committee of the Board of Directors has reviewed and discussed the above section titled “Compensation Discussion and Analysis“ with management, and, based on such review and discussions, recommended to the Board of Directors that the section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for fiscal 2012.

This report is submitted by Pamela L. Davies, Sharon Allred Decker, Edward C. Dolby and Dale C. Pond as the members of the Leadership Development and Compensation Committee.

2012 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during fiscal 2012, 2011 and 2010 by the NEOs to the extent required by SEC regulations.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation($)(1)		All Other Compensation ($)(4)		Total ($)
Howard R. Levine	2012	1,051,346	—		1,721,723	1,464,998	942,006	(5)	47,175	(6)	5,227,248
Chairman of the Board and	2011	1,030,289	—		1,435,958	1,197,158	982,253	(7)	101,737	(6)	4,747,395
Chief Executive Officer	2010	998,464	—		1,391,051	1,258,630	1,560,095	(8)	94,766	(6)	5,303,006

Michael K. Bloom(9)	2012	598,365	—		1,951,317	585,986	335,085	(5)	100,155	(10)	3,570,908
President and Chief	2011	—	—		—	—	—		—		—
Operating Officer	2010	—	—		—	—	—		—		—

Mary A. Winston(9)	2012	155,289	115,000	(11)	478,170	208,706	85,408	(5)	49,679	(12)	1,092,252
Executive Vice President-	2011	—	—		—	—	—		—		—
Chief Financial Officer	2010	—	—		—	—	—		—		—

Paul G. White(9)	2012	414,808	—		308,027	174,701	160,173	(5)	37,467	(12)	1,095,176
Executive Vice President and	2011	—	—		—	—	—		—		—
Chief Merchandising Officer	2010	—	—		—	—	—		—		—

Charles S. Gibson, Jr.	2012	431,615	—		229,594	195,372	177,394	(5)	14,032		1,048,007
Executive Vice President-	2011	415,384	—		229,766	191,557	217,956	(7)	19,155		1,073,818
Supply Chain	2010	404,094	—		222,575	201,407	346,942	(8)	18,702		1,193,720

R. James Kelly(13)	2012	379,798	—		1,044,526	888,797	224,495	(5)	9,589		2,547,205
Vice Chair	2011	728,624	—		1,045,360	871,563	521,083	(7)	20,621		3,187,251
	2010	708,920	—		1,012,691	916,296	830,773	(8)	20,499		3,489,179

Dorlisa K. Flur(13)	2012	308,414	—		436,223	293,026	—		443,957	(14)	1,481,620
Vice Chair, Strategy and	2011	422,308	—		252,729	210,730	221,510	(7)	18,594		1,125,871
Chief Administrative Officer	2010	406,502	—		283,799	201,407	349,013	(8)	19,287		1,260,008

Kenneth T. Smith(13)	2012	326,414	—		143,503	122,083	134,002	(5)	11,749		737,751
Senior Vice President-	2011	309,086	—		114,906	95,807	117,994	(7)	16,438		654,231
Finance	2010	299,347	—		111,287	100,704	187,090	(8)	15,940		714,368

(1)	Includes amounts deferred by certain of the NEOs pursuant to the Deferred Compensation Plan. See “2012 Non-Qualified Deferred Compensation” in this Proxy Statement.

(2)

The amounts shown in this column indicate the aggregate grant date fair value of PSRs awarded in fiscal 2012, 2011 and 2010 computed in accordance with FASB ASC Topic 718, based upon the probable outcome of their performance conditions but excluding the effect of estimated forfeitures. See Note 11 to the Consolidated Financial Statements included in our fiscal 2010 Annual Report, Note 11 to the Consolidated

Financial Statements included in our fiscal 2011 Annual Report and Note 12 to the Consolidated Financial Statements included in our fiscal 2012 Annual Report for a discussion of the relevant assumptions made in these valuations. For a description of the PSR awards granted to our NEOs, see the discussion under “2012 Grants of Plan-Based Awards” in this Proxy Statement. The value of PSRs awarded to our NEOs at the grant date assuming that the highest level of performance conditions would be achieved for each fiscal year is as follows:

Name	2010 ($)	2011 ($)	2012 ($)
Howard R. Levine	2,782,103	2,871,915	3,443,445
Michael K Bloom	—	—	3,902,633
Mary A. Winston	—	—	956,340
Paul G. White	—	—	616,054
Charles S. Gibson, Jr.	445,150	459,532	459,188
R. James Kelly	2,025,382	2,090,720	2,089,052
Dorlisa K. Flur	567,597	505,458	872,447
Kenneth T. Smith	222,575	229,812	287,005

(3)

The amounts shown in this column indicate the aggregate grant date fair value for stock option awards in fiscal 2012, 2011 and 2010 computed in accordance with FASB ASC Topic 718. See Note 11 to the Consolidated Financial Statements included in our fiscal 2010 Annual Report, Note 11 to the Consolidated Financial Statements included in our fiscal 2011 Annual Report and Note 12 to the Consolidated Financial Statements included in our fiscal 2009 Annual Report for a discussion of the relevant assumptions made in these valuations. For a description of the stock option awards granted to our NEOs, see the discussion under “2012 Grants of Plan-Based Awards” in this Proxy Statement.

(4)

All Other Compensation for fiscal 2012 includes insurance premiums paid in the following amounts: (i) $34 for short-term disability insurance coverage for each NEO, except Ms. Winston, Mr. Kelly and Ms. Flur, who received $14, $20 and $26 for short-term disability coverage, respectively; (ii) $2,659 for our Medical Expense Reimbursement Program for each NEO, except Ms. Winston, who did not receive any compensation from this plan; and (iii) $2,830 for personal umbrella liability insurance coverage for Mr. Levine only. This column also includes our contributions to the 401(k) plan, long-term disability insurance coverage, executive disability insurance coverage, and term life insurance coverage for each NEO, as follows:

Name	401(k) ($)	Long-Term Disability ($)	Executive Disability ($)	Term Life Insurance (including Accidental Death and Dismemberment) ($)
Howard R. Levine	3,750	2,100	4,589	1,080
Michael K Bloom	3,750	2,100	3,106	1,080
Mary A. Winston	1,829	875	695	428
Paul G. White	5,803	2,100	4,299	911
Charles S. Gibson, Jr.	3,750	2,100	4,554	935
R. James Kelly	2,148	1,225	2,907	630
Dorlisa K. Flur	2,622	1,575	2,979	797
Kenneth T. Smith	3,855	2,100	2,392	708

All such amounts were determined by reference to the cash costs we paid for the item.

(5)

Represents amounts earned under the Cash Bonus Awards Guidelines for performance in fiscal 2012 but paid in fiscal 2013. Our fiscal 2012 pre-tax earnings (as adjusted) fell short of our target goal by 7.6% resulting in a payment of 74.7% of Target Bonus.

(6)

Includes the incremental cost to the Company of Mr. Levine’s personal use of Family Dollar aircraft which amounted to $30,133 in fiscal 2012, $79,537 in fiscal 2011 and $69,199 in fiscal 2010. We determine the incremental cost of Mr. Levine’s personal use of the Company’s aircraft by multiplying the total of

Mr. Levine’s personal flight hours in a fiscal year (including “dead head” hours), by the per hour incremental cost of all Family Dollar aircraft for the same fiscal year. The incremental aircraft cost per hour is determined by adding the cost of fuel, repairs, supplies, crew travel and meals, landing, and trip-related hangar and parking costs, and then dividing that figure by the total annual flight hours for all Family Dollar aircraft.

(7)

Represents amounts earned under the Cash Bonus Awards Guidelines for performance in fiscal 2011 but paid in fiscal 2012. Our fiscal 2011 pre-tax earnings (as adjusted) fell short of our target goal by 1.4%, resulting in a payment of 95.4% of Target Bonus.

(8)

Represents amounts earned under the Cash Bonus Awards Guidelines for performance in fiscal 2010 but paid in fiscal 2011. Our fiscal 2010 pre-tax earnings exceeded our target goal by 16.3%, resulting in a payment of 156.4% of Target Bonus.

(9)

Only fiscal 2012 compensation information for Mr. Bloom and Ms. Winston is represented, since both officers began employment with the Company in fiscal 2012. Mr. White was promoted to the position of Executive Vice President and Chief Merchandising Officer in December 2011. Pursuant to SEC guidance, we have not included information regarding Mr. White’s compensation prior to fiscal 2012.

(10)

Includes both the relocation benefit payments made to Mr. Bloom fiscal 2012 and the incremental cost to the Company of Mr. Bloom’s personal use of the Company’s aircraft. Mr. Bloom’s relocation totaled $82,014, which includes benefits grossed up by the Company by $21,311. Mr. Bloom’s personal use of the Company’s aircraft amounted to $5,412 in fiscal 2012, the value of which was calculated using the same methodology for Mr. Levine’s use. (See above footnote 6.)

(11)	Includes Ms. Winston’s sign-on bonus paid in fiscal 2012 as part of her offer letter.

(12)

Includes relocation benefit payments made to Ms. Winston and Mr. White in fiscal 2012, which totaled $45,838 and $21,661, respectively. Mr. White’s relocation benefit payment includes benefits grossed up by the Company by $10,101.

(13)

Although they have left the employ of the Company, Mr. Kelly, Ms. Flur and Mr. Smith are included in the Summary Compensation Table, due to their former positions as named executive officers of the Company during fiscal 2012.

(14)

As part of her severance agreement, Ms. Flur was entitled to certain benefits, including salary ($233,077) and bonus amounts ($200,222), not otherwise payable upon termination of employment. These amounts are included in “All Other Compensation”.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to our NEOs during fiscal 2012.

	Plan	Grant Date(4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Howard R. Levine	(1)	10/04/2011	633,000	1,266,000	2,532,000
	(2)	10/04/2011				8,360	33,438	66,876			1,721,723
	(3)	10/04/2011							113,040	51.49	1,464,998

Michael K. Bloom(6)	(1)	10/04/2011	245,625	491,250	982,500
	(2)	10/04/2011				9,475	37,897	75,794			1,951,317
	(3)	10/04/2011							45,215	51.49	585,986

Mary A. Winston(6)	(1)	06/05/2012	130,625	261,250	522,500
	(2)	06/05/2012				1,771	7,084	14,168			478,170
	(3)	06/05/2012							12,120	67.50	208,706

Paul G. White(7)	(1)	10/04/2011	104,500	209,000	418,000
	(2)	10/04/2011				614	2,453	4,906			126,305
	(2)	03/06/2012				820	3,279	6,558			181,722
	(3)	10/04/2011							8,290	51.49	107,438
	(3)	03/06/2012							4,860	55.42	67,262

Charles S. Gibson, Jr.	(1)	10/04/2011	119,625	239,250	478,500
	(2)	10/04/2011				1,115	4,459	8,918			229,594
	(3)	10/04/2011							15,075	51.49	195,372

R. James Kelly(8)	(1)	10/04/2011	283,125	566,250	1,132,500
	(2)	10/04/2011				5,072	20,286	40,572			1,044,526
	(3)	10/04/2011							68,580	51.49	888,797

Dorlisa K. Flur(8)	(1)	10/04/2011	150,000	300,000	600,000
	(2)	10/04/2011				2,118	8,472	16,944			436,223
	(3)	10/04/2011							22,610	51.49	293,026

Kenneth T. Smith	(1)	10/04/2011	65,000	130,000	260,000
	(2)	10/04/2011				697	2,787	5,574			143,503
	(3)	10/04/2011							9,420	51.49	122,083

(1)

Represents threshold, target and maximum payout levels based on Company performance pursuant to fiscal 2012 awards granted under the Cash Bonus Awards Guidelines. The actual amount earned by each NEO for fiscal 2012 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For more information regarding the Cash Bonus Awards Guidelines, see the discussion in “Compensation Discussion and Analysis” in this Proxy Statement and the description following this table.

(2)

Represents threshold, target and maximum payout levels pursuant to three-year PSR awards for the fiscal 2012 – 2014 performance period. These awards were granted pursuant to the 2006 Plan in fiscal 2012. For Mr. White, the threshold, target and maximum payout levels listed for award date March 6, 2012, are inclusive of three-year PSR promotional awards granted in fiscal 2012 for the fiscal 2010 – 2012 and fiscal 2011 – 2013 performance periods.

(3)

Represents stock option awards granted pursuant to the 2006 Plan in fiscal 2012. For Mr. White, the stock option award granted on March 6, 2012, was in recognition for his promotion to EVP and Chief Merchandising Officer.

(4)	In each case, the grant date is the same as the Leadership Development and Compensation Committee approval date.

(5)

The amounts shown in this column indicate the grant date fair value of PSRs and option awards computed in accordance with FASB ASC Topic 718, in the case of the PSRs, based upon the probable outcome of their performance conditions but excluding the effects of estimated forfeitures. See Note 12 to the Consolidated Financial Statements included in our 2012 Annual Report for a discussion of the relevant assumptions made in these valuations.

(6)

Mr. Bloom and Ms. Winston received one-time awards as part of their new hire offers. Mr. Bloom received a $500,000 PSR award, and Ms. Winston received $200,000 in LTI awards, split equally between stock options and PSRs.

(7)

For Mr. White only, his Cash Bonus Award eligibility changed during fiscal 2012, upon his promotion to Executive Vice President and Chief Merchandising Officer. The values for his threshold, target, and maximum Cash Bonus Award represent a blended total between his two eligibility levels.

(8)

Both the non-equity incentive plan award and the equity incentive plan award thresholds, targets and maximums for Mr. Kelly and Ms. Flur represent amounts for the full 2012 fiscal year. Mr. Kelly and Ms. Flur received prorated values of these awards as of their last dates of employment with the Company.

Description of Plan-Based Awards

All plan-based awards granted in fiscal 2012 and reported in the 2012 Grants of Plan-Based Awards table were granted under and subject to the terms of the 2006 Plan. The 2006 Plan is administered by the Leadership Development and Compensation Committee or, at the discretion of the Board, the 2006 Plan may from time to time be administered by the Board. The Leadership Development and Compensation Committee has, with certain limitations, the exclusive power to, among other things, establish the design of awards; determine performance measures; grant awards; designate participants; determine the type or types of awards to be granted to each participant; and to set the terms and conditions of any award granted under the 2006 Plan. To the extent permitted by applicable law, the Leadership Development and Compensation Committee may delegate its authority to any individual or committee of individuals.

Cash Bonus Awards. Under the Cash Bonus Award Guidelines, NEOs are eligible to receive an annual cash bonus equal to a percentage of their base salary. The percentage of the Target Bonus actually paid is determined by our achievement of pre-tax earnings goals, as established by the Leadership Development and Compensation Committee. The Cash Bonus Award Guidelines are designed so that bonuses are increased if we exceed our earnings goals and decreased if we miss our earnings goals.

As illustrated in the following chart, the potential bonus is increased by 3.33% for each 1% by which the goal is exceeded, up to a maximum of 50% additional bonus if we exceed our earnings goals by 15%. Thereafter, the bonus will increase by 5% for each 1% by which the goal is exceeded up to a cap of 200% of bonus award. Conversely, if we do not meet our pre-tax earnings goals, the potential bonus is decreased by 3.33% for each 1% by which the goal is missed, with no bonuses paid at all if pre-tax earnings are below 85% of the stated goal. Additionally, the Cash Bonus Awards Guidelines establish a cap of 7% of our annual net profits before deduction of certain incentive compensation on the total cash bonus paid to all participating Team Members in any year.

Cash Bonus Award
Company Pre-Tax Earnings Performance (as % of Goal)	Bonus Award (as % of Target Bonus Opportunity)
125%	200%
115%	150%
100%	100%
85%	50%
<85%	0%

All of the NEOs are paid a Target Bonus based solely on the Company’s performance.

Stock Options. All stock option awards made in fiscal 2012 were made under our 2006 Non-Qualified Stock Option Grant Program, which was adopted pursuant to the 2006 Plan. All stock option awards have the following terms:

•	The exercise price for each option is the closing price of Family Dollar stock on the date the option grant is approved.

•	Options have a term of five years, and no portion of the option award can be exercised for at least two years from the date of the grant.

•

Options become exercisable in cumulative installments of 40% of the number of shares subject to the option after two years, 70% after three years, and 100% after four years. This vesting schedule encourages executives to remain employed by the Company and helps to ensure an appropriate link to stockholder total return.

•	Grants do not include reload provisions, and repricing of options is prohibited without stockholder approval.

Performance Share Rights. PSRs are awarded under the terms of the 2006 Incentive Plan Guidelines for Long-term Incentive Performance Share Rights Awards (the “PSR Guidelines”), which were adopted pursuant to the 2006 Plan. PSR awards give Team Members the right to be issued shares of our common stock, if we perform at a certain level as compared to the Performance Peer Group over the relevant performance period. Our performance is determined by analyzing our pre-tax net income growth (“earnings growth”) and average annual return on equity (“ROE”), each of which are given equal weight. For purposes of the PSRs, ROE is calculated by dividing the Company’s pre-tax net income for the relevant fiscal year by the total stockholders’ equity. The PSRs granted in fiscal 2012 cover a three-year performance period.

Each Team Member who receives PSRs is assigned a “target” number of shares. These shares are actually awarded to the Team Member at the end of the performance period if we are at the 50th percentile as compared to our Performance Peer Group, for three-year earnings growth and ROE. If our performance is above or below the 50th percentile, the number of shares is adjusted upward or downward from the target, as appropriate. Team Members do not receive any shares if our performance is below the 30th percentile. Team Members can receive up to a maximum of twice the “target” award if our relative performance is above the 90th percentile. The percentage of the “target” award received for various performance levels is summarized below (with linear interpolation between the stated thresholds):

Performance Against Selected Peer Group	Percent of Award Adjustment (to Target Award)
90th Percentile	200%
75th Percentile	150%
50th Percentile	100%
40th Percentile	75%
30th Percentile	25%
<30th Percentile	0%

For a list of the companies that comprise our Performance Peer Group, see the discussion in “Compensation Discussion and Analysis” of this Proxy Statement.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Employment Agreements. In October 2008, the Company entered into employment agreements (the “employment agreements”) with the Chairman of the Board and CEO, Howard R. Levine, and President and Chief Operating Officer, R. James Kelly. The employment agreements provide that either party may terminate the agreement by written notice to the other party subject to the Company’s obligation to make severance payments as described below. The employment agreements provide for a weekly base salary, subject to annual review by the Board, and for annual cash bonuses pursuant to our Cash Bonus Award Guidelines. Mr. Levine’s employment agreement includes the Company’s approval of the non-exclusive personal use of the Company’s aircraft by Mr. Levine, his family and/or guests, subject to certain limits and conditions as established by the Leadership Development and Compensation Committee each year. The Leadership Development and Compensation Committee has presently limited Mr. Levine’s personal usage of the aircraft to 70 hours for fiscal 2013.

The employment agreements provide that, in the event of termination by the Company without Cause or termination due to death or Disability (as such terms are defined in the employment agreements), each of Messrs. Levine and Kelly are entitled to receive severance payments equal to his monthly base salary at the time of termination for a period of thirty (30) months for Mr. Levine and twenty-four (24) months for Mr. Kelly, plus a pro-rata payment of the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs based on actual Company performance. In the event of termination by the Company without Cause, the officer is required to use his best efforts to find other employment, and these severance payments will be reduced by compensation received in connection with any other employment and by certain disability and life insurance benefits. The employment agreements also provide that, in the event of a termination without Cause or for Good Reason within twenty-four (24) months following a Change in Control (as defined in the employment agreements), each of Messrs. Levine and Kelly will receive a lump sum severance payment equal to thirty-six (36) times in the case of Mr. Levine and thirty (30) times in the case of Mr. Kelly, the sum of his highest monthly base salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years under the applicable Cash Bonus Awards Guidelines. The Company will also continue to provide health benefits for the executive and his dependents for up to eighteen (18) months after termination. The severance payments payable upon a Change in Control are subject to adjustment in the event of the imposition of certain tax provisions. See also “Potential Payments upon Termination or Change in Control” for a discussion of the Company’s philosophy regarding the adoption of such severance provisions.

In September 2011, Mr. Kelly’s employment agreement was amended to reflect his appointment to the role of Vice Chair. Mr. Kelly retired in March 2012. As previously discussed, our new President and Chief Operating Officer, Michael K. Bloom, has entered into an employment agreement with the Company with terms substantially similar to those in Mr. Kelly’s employment agreement. None of our other NEOs have entered into employment agreements with the Company.

Severance Agreements. In October 2008, the Leadership Development and Compensation Committee also approved the creation of certain severance agreements between the Company and each of the NEOs other than Messrs. Levine and Kelly (the “severance agreements”). The severance agreements for all such NEOs were substantially the same except for the terms of the length of the period during which the severance payment will be made. The severance agreements with Mr. Gibson and Ms. Flur provided that, in the event of termination by the Company without Cause or termination due to death or Disability (as such terms are defined in the severance agreements), these officers were entitled to receive severance payments equal to his or her monthly base salary at the time of termination for a period of twenty-four (24) months, plus a pro-rata payment of the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs based on actual Company performance. In the event of termination by the Company without Cause, each of Mr. Gibson and Ms. Flur was required to use his or her best efforts to find other employment, and these severance payments will be reduced by compensation received in connection with such other employment and by certain disability and life insurance benefits. In the event of a termination without Cause or for Good Reason within twenty-four (24) months following a Change in Control (as such terms are defined in the severance agreements), each of Mr. Gibson and Ms. Flur was entitled to receive a lump sum severance payment equal to twenty-four (24) times the sum of his or her highest monthly base salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years under the applicable Cash Bonus Awards Guidelines. The severance agreement with Mr. Smith contained the same terms but provided for twelve (12) months of severance payments on a termination without Cause or due to death or Disability and eighteen (18) months of severance payments on a qualifying termination following a Change in Control. The Company would also continue to provide health benefits for these NEOs and their dependents for up to eighteen (18) months after termination, except in the case of Mr. Smith, the Company will continue to provide health benefits for twelve (12) months. The severance payments payable upon a Change in Control were subject to adjustment in the event of the imposition of certain tax provisions. The severance agreements contained certain non-compete, non-solicitation and non-disparagement provisions as described below.

In October 2012, the Leadership Development and Compensation Committee approved new severance agreement between the Company and each of the NEOs other than Messrs. Levine, Bloom, Kelly and Smith. The new severance agreements provide that, in the event of termination without Cause or due to death or Disability (as such terms are defined in the severance agreements), the Executive Vice Presidents shall be entitled to receive severance payments equal to twenty-four (24) months at their current base monthly salary at the time of termination, plus a pro-rata payment of the annual cash bonus payable under the Company’s 2006 Incentive Plan for the fiscal year in which termination occurs. The severance payment will be reduced by compensation in other employment (other than service on a board of directors) and by any disability or life insurance benefits. In the event of a Change in Control of the Company and a termination without Cause or for Good Reason or due to death or Disability within twenty-four months of such Change in Control (as such terms are defined in the severance agreements), Executive Vice Presidents shall be entitled to receive a lump sum severance payment equal to two times the sum of their highest base annual salary during the period beginning immediately prior to the Change in Control through the termination of employment and the average of the cash bonuses paid under the Company’s 2006 Incentive Plan paid in the preceding three fiscal years. The Company will also continue to provide health benefits for the executive and his or her dependents for up to eighteen (18) months after termination. The severance agreements contain certain non-compete, non-solicitation and non-disparagement provisions as described below.

Release of Claims, Non-Compete and Other Covenants. In order to receive any severance benefits, all NEOs must execute a general release of claims against the Company. The employment agreements and the severance agreements contain confidentiality and non-disparagement provisions and agreements to provide future assistance to the Company regarding certain matters. In addition, for a period of one year following termination of employment, the executive shall be subject to covenants not to compete and not to solicit the Company’s Team Members. If the officer violates any of these restrictive covenants, he or she will immediately forfeit any unpaid severance payments and any right to any further continuation of benefits.

Tax Provisions. In connection with the adoption of the employment agreements and the severance agreements, the Company adopted, and affected officers have agreed to the application of, a policy with respect to severance payments made following a Change in Control. Pursuant to that policy, if the payments to be made to an officer are “parachute payments” pursuant to Section 280G of the Code and are subject to the excise tax imposed under Section 4999 of the Code, then the severance benefit will be either: (i) the amount the executive would receive with no adjustment to the severance benefit; or (ii) the severance benefit reduced to the extent that would result in no portion of the severance benefit being subject to excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt of the greater after-tax amount of severance payments, notwithstanding that all or some portion of such severance payment may be taxable under Section 4999 of the Code. This provision benefits the Company by reducing the amount of payments that otherwise could be subject to the provisions of Section 280G of the Code which would limit the ability of the Company to take tax deductions with respect to such payments.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning option awards and stock awards held by our NEOs as of August 25, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Grant Date(1)	Option Expiration Date(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Howard R. Levine	159,299	68,271	23.36	10/07/08	10/07/13	—		—
	68,966	103,449	28.11	10/13/09	10/13/14	72,102	(3)	4,495,560
	—	103,650	46.11	10/12/10	10/12/15	43,506	(4)	2,712,599
	—	113,040	51.49	10/04/11	10/04/16	46,713	(5)	2,912,556
Michael K. Bloom	—	45,215	51.49	10/04/11	10/04/16	53,211	(6)	3,317,706
Mary A. Winston	—	12,120	67.50	06/05/12	06/05/17	9,898	(7)	617,140
Paul G. White	—	9,425	50.15	03/08/11	03/08/16	6,630	(8)	413,381
	—	8,290	51.49	10/04/11	10/04/16	3,427	(8)	213,673
	—	4,860	55.42	03/06/12	03/06/17	4,610	(8)	287,434
Charles S. Gibson, Jr.	—	11,010	23.36	10/07/08	10/07/13	—		—
	—	16,554	28.11	10/13/09	10/13/14	11,537	(3)	719,332
	—	16,585	46.11	10/12/10	10/12/15	6,962	(4)	434,081
	—	15,075	51.49	10/04/11	10/04/16	6,230	(5)	388,441
R. James Kelly	—	50,092	23.36	10/07/08	10/07/13	—		—
	50,208	75,312	28.11	10/13/09	10/13/14	45,200	(3)	2,818,220
	—	75,460	46.11	10/12/10	10/12/15	16,717	(4)	1,042,305
	—	68,580	51.49	10/04/11	10/04/16	5,510	(5)	343,549
Dorlisa K. Flur	—	7,983	23.36	10/07/08	10/07/13	—		—
	—	16,554	28.11	10/13/09	10/13/14	10,577	(3)	659,476
	—	18,245	46.11	10/12/10	10/12/15	4,468	(4)	278,580
	—	22,610	51.49	10/04/11	10/04/16	4,102	(9)	255,760
Kenneth T. Smith	—	5,505	23.36	10/07/08	10/07/13	—		—
	—	8,277	28.11	10/13/09	10/13/14	5,769	(3)	359,697
	—	8,295	46.11	10/12/10	10/12/15	2,515	(4)	156,810
	—	9,420	51.49	10/04/11	10/04/16	1,515	(5)	94,460

(1)

Options granted under the 2006 Plan vest in increments of 40% on the second anniversary of the grant date, an additional 30% on each of the third and fourth grant date anniversaries, and expire on the fifth anniversary of the grant date. For a description of the option terms, see “Description of Plan-Based Awards-Stock Options” in this Proxy Statement. Unless otherwise noted, option grants were made in accordance with the annual grant process.

(2)	Reflects value of unearned PSRs by reference to the closing price of Family Dollar common stock on the last trading day in fiscal 2012 (August 24, 2012) of $62.35 per share.

(3)

Represents PSRs awarded in fiscal 2010 under a three-year performance period (fiscal 2010 to fiscal 2012). PSRs are earned and convert to the right to receive shares of Family Dollar common stock based on our average ROE and earnings growth rate relative to the Performance Peer Group over the performance period. The number of shares reflects actual achievement against the performance goals for the three-year performance period at the 73rd percentile in relation to our peer group for earnings growth and ROE, resulting in an award of 145.7% of the target PSR award. However, for Mr. Kelly and Ms. Flur, the amount shown is not based upon the original amount awarded; rather it is based upon prorated awards as of their respective last dates of employment.

(4)

Represents PSRs awarded in fiscal 2011 under a three-year performance period (fiscal 2011 to fiscal 2013). The number of shares reflected assumes participation by the officer through the end of the performance period and achievement against the performance goals equivalent to actual fiscal 2011 and fiscal 2012 performance at approximately the 70th percentile in relation to our peer group for earnings growth and ROE. This level of performance, if sustained for the full three-year performance period, would result in an award of 139.7% of the target PSR award. However, for Mr. Kelly, Ms. Flur and Mr. Smith, the amount shown is not based upon the original amount awarded; rather it is based upon prorated awards as of their respective last dates of employment.

(5)

Represents PSRs awarded in fiscal 2012 under a three-year performance period (fiscal 2012 to fiscal 2014). The number of shares reflected assumes participation by the officer through the end of the performance period and achievement against the performance goals equivalent to actual fiscal 2012 performance at approximately the 70th percentile in relation to our peer group for earnings growth and ROE. This level of performance, if sustained for the full three-year performance period, would result in an award of 139.7% of the target PSR award. However, for Mr. Kelly and Mr. Smith, the amount shown is not based on the original amount awarded; rather it is based on prorated awards as of their respective last dates of employment.

(6)

For new hires and promotions, a prorated PSR award is provided for each outstanding performance period, except for performance periods that will lapse within six months of the hire or promotion date. Mr. Bloom’s total shares represent the aggregate of PSRs awarded to him on October 4, 2011 for all then outstanding performance periods (6,497 for fiscal 2010-2012, 12,458 for fiscal 2011-2013 and 18,685 for 2012-2014) and a one-time new hire award of 15,571 shares for fiscal 2012-2014 given as part of his new hire offer.

(7)

For new hires and promotions, a prorated PSR award is provided for each outstanding performance period, except for performance periods that will lapse within six months of the hire or promotion date. Ms. Winston’s total shares represent the aggregate of PSRs awarded to her on June 5, 2012 for all then outstanding performance periods (2,786 for fiscal 2011-2013 and 4,752 for 2012-2014) and a one-time new hire award of 2,360 shares for fiscal 2012-2014 given as part of her new hire offer.

(8)

Mr. White received PSRs upon hire, through the annual award process and as part of his promotion to Executive Vice President and Chief Merchandising Officer. Of his 14,667 total PSRs represented, 2,682 relate to fiscal 2010-2012, 6,159 relate to fiscal 2011-2013 and 5,826 relate to 2012-2014.

(9)

Ms. Flur received PSRs upon her promotion to Vice Chair, Strategy and Chief Administrative Officer. Of her 4,102 PSRs represented, 796 relate to fiscal 2010-2012, 970 relate to fiscal 2011-2013 and 2,336 relate to 2012-2014. The amount shown is not based on the original amount awarded; rather it is based on prorated awards as of Ms. Flur’s last day of employment.

2012 OPTION EXERCISES AND STOCK VESTED

The following table sets forth stock option exercises by our NEOs in fiscal 2012 and stock awards vested in fiscal 2012.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Howard R. Levine	165,367	(3)	4,393,090	91,832	4,728,430
Michael K. Bloom	—		—	—	—
Mary A. Winston	—		—	—	—
Paul G. White	—		—	881	45,363
Charles S. Gibson, Jr.	52,726	(4)	1,612,667	14,809	762,515
R. James Kelly	238,217	(5)	6,841,527	67,379	3,469,345
Dorlisa K. Flur	40,463	(6)	1,507,385	13,065	672,717
Kenneth T. Smith	35,490	(7)	1,261,740	7,405	381,283

(1)

Represents shares issued in fiscal 2012 under the PSR program for the fiscal 2009 – 2011 performance period. Because we performed at the 78th percentile compared to our Performance Peer Group for earnings growth and ROE, our NEOs earned 160.3% of the target number of PSRs pursuant to the three-year PSR award made in fiscal 2009 (for more information on our Performance Peer Group, see “How does the Company select its peer group for the PSR program” in the “Compensation Discussion and Analysis” section in this Proxy Statement).

Our Performance Peer Group for the fiscal 2009 – 2011 performance period consisted of the following companies: 99 Cent Only Stores, Advance Auto Parts Inc., Big Lots, Inc., Casey’s General Stores, Inc., Cato Corporation, Collective Brands, Inc., Dollar Tree Inc., Duckwall-ALCO Stores, Inc., Fred’s Inc., Kohl’s Corporation, Rite Aid Corporation, Ross Stores, Inc., SuperValu Inc., Target Corporation, The Pantry, Inc., Walgreen Company and Wal-Mart Stores, Inc.

(2)	Determined by reference to the closing price of Family Dollar common stock on October 4, 2011, the date such shares vested. The closing price on such date was $51.49.

(3)	The options exercised by Mr. Levine had an exercise price of $27.31 per share and were granted on October 9, 2007.

(4)

16,000 of the options exercised by Mr. Gibson had an exercise price of $27.31 per share; 25,690 of the options exercised by Mr. Gibson had an exercise price of $23.36 per share; and 11,036 of the options exercised by Mr. Gibson had an exercise price of $28.11 per share. These options were granted on October 9, 2007, October 7, 2008, and October 13, 2009, respectively.

(5)

121,334 of the options exercised by Mr. Kelly had an exercise price of $27.31 per share, and 116,883 of the options exercised by Mr. Kelly had an exercise price of $23.36 per share. These options were granted on October 9, 2007, and October 7, 2008, respectively.

(6)

10,800 of the options exercised by Ms. Flur had an exercise price of $27.31 per share; 18,627 of the options exercised by Ms. Flur had an exercise price of $23.36 per share; and 16,000 of the options exercised by Ms. Flur had an exercise price of $28.11 per share. These options were granted on October 9, 2007, October 7, 2008, and October 13, 2009, respectively.

(7)

3,793 of the options exercised by Mr. Smith had an exercise price of $31.76 per share; 13,334 of the options exercised by Mr. Smith had an exercise price of $27.31 per share; 12,845 of the options exercised by Mr. Smith had an exercise price of $23.36 per share; and 5,518 of the options exercised by Mr. Smith had an exercise price of $28.11 per share. These options were granted on April 17, 2007, October 9, 2007, October 7, 2008, and October 13, 2009, respectively.

2012 NON-QUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows certain Team Members, including NEOs, to elect to defer receipt of up to 50% of their base salary and up to 75% of their bonus payments. The Company does not fund, make any contributions to, or provide any interest rate subsidy for the Deferred Compensation Plan. In general, participants in the Deferred Compensation Plan receive payments following separation from service, provided that the participant may elect to receive payments on the earlier of a date certain or separation from service. The benefit participants may elect to receive payments in either a lump sum payment or in annual installments over five or ten years. Payments under the plan begin as soon as administratively feasible six months after a Team Member’s separation from service, unless a Team Member has elected to receive payments prior to separation from service in a specified year. Participants may elect to accrue a return on the deferred compensation by electing certain hypothetical investments that are similar to those offered under our 401(k) benefit plan for all eligible Team Members.

The following table shows information about the participation by each NEO in our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(3)(4)
Howard R. Levine	101,661	153,103	—	1,491,495
Michael K. Bloom	42,827	928	—	43,755
Mary A. Winston	—	—	—	—
Paul G. White	—	—	—	—
Charles S. Gibson, Jr.	—	53,986	—	461,165
R. James Kelly	591,254	382,439	—	4,147,425
Dorlisa K. Flur	89,388	69,232	—	697,730
Kenneth T. Smith	43,782	48,707	(23,422)	358,132

(1)

Reflects amounts of salary deferrals which are also reported as compensation for fiscal 2012 in the Summary Compensation Table and deferrals of non-equity incentive plan compensation reported as compensation for fiscal 2011 in the 2011 Summary Compensation Table in the following amounts:

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($) 2011 (Deferred in 2012)
Howard R. Levine	52,548	49,113
Michael K. Bloom	42,827	—
Mary A. Winston	—	—
Paul G. White	—	—
Charles S. Gibson, Jr.	—	—
R. James Kelly	200,442	390,812
Dorlisa K. Flur	34,010	55,378
Kenneth T. Smith	26,083	17,699

The table does not include the following non-equity incentive plan compensation amounts deferred in fiscal 2012 to be paid in fiscal 2013. These amounts are reported as compensation for fiscal 2012 in the Summary Compensation Table:

Name	Non-Equity Incentive Plan Compensation ($) 2012 (Deferred in 2013)
Howard R. Levine	47,100
Michael K. Bloom	—
Mary A. Winston	—
Paul G. White	—
Charles S. Gibson, Jr.	—
R. James Kelly	—
Dorlisa K. Flur	—
Kenneth T. Smith	20,100

(2)

We do not provide above-market earnings on amounts deferred under the Deferred Compensation Plan. Therefore, pursuant to SEC regulations, these amounts are not reported in the Summary Compensation Table.

(3)

This amount includes executive contributions and earnings relating to (i) salary deferrals made in fiscal 2012 and in prior fiscal years and (ii) bonus deferrals for bonuses earned in fiscal 2011 and paid in fiscal 2012 and bonuses earned and paid in prior fiscal years. This amount does not include deferrals with respect to fiscal 2012 bonuses to be paid in fiscal 2013.

(4)

Of this amount, $1,070,464 for Mr. Levine, $2,725,191 for Mr. Kelly, $380,185 for Mr. Gibson, $485,111 for Ms. Flur, and $299,974 for Mr. Smith was reported as compensation in the Summary Compensation Table for previous fiscal years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into employment and severance agreements and maintain incentive plans that will require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or change in control of the Company. Capitalized terms used in the following descriptions have the definitions set forth in the employment and severance agreements or in the 2006 Plan.

Employment and Severance Agreements

In October 2008, the Leadership Development and Compensation Committee approved employment and severance agreements for certain of our officers, including our NEOs. Under these employment and severance agreements, prior to a Change in Control, our NEOs would, upon termination without Cause, death or Disability, become entitled to receive severance benefits, payable in monthly installments, equal to a multiple times the sum of their monthly base salary, and a pro-rata payment of the annual cash bonus pursuant to our Cash Bonus Awards Guidelines for the fiscal year in which termination occurs. The multiple prior to change in control is thirty (30) months for payments to Mr. Levine; twenty-four (24) months for payments to Ms. Flur and Ms. Winston and Messrs. Bloom, Kelly, Gibson and White; and twelve (12) months in the case of Mr. Smith. The severance payment will be reduced by compensation in other employment and by certain disability and life insurance benefits. The employment and severance agreements also provide that post change in control, in the event of a termination without Cause or for Good Reason within twenty-four (24) months following a Change in Control, the NEOs are entitled to a lump sum severance payment equal to a multiple times the sum of their highest base monthly salary during the period beginning immediately prior to the Change in Control through the termination of employment and the average of the cash bonuses paid under the Company’s 2006 Incentive Plan paid in the preceding three fiscal years. The multiple in that case is 3X for payments to Mr. Levine; 2 1/2X for payments to Mr. Bloom and Mr. Kelly; 2X for Ms. Winston, Mr. Gibson and Mr. White and Ms. Flur and 1 1/2X for Mr. Smith. The Company will also continue to provide health benefits for the executive and his or her dependents for up to eighteen (18) months after termination, except in the case of Mr. Smith, the Company will continue to provide health benefits for twelve (12) months. In October 2012, the Leadership Development and Compensation Committee approved new severance agreements between the Company and each of the NEOs, other than Ms. Flur and Messrs. Levine, Bloom and Kelly. The new severance agreements contain the same severance benefits outlined above.

Under the employment and severance agreements, our obligation to provide the severance benefits described above to any NEO are contingent on the NEO’s compliance with the non-compete, non-solicitation and confidentiality covenants contained in the employment and severance agreements and execution of a general release of claims against the Company.

2006 Plan

Under the 2006 Plan, in the event of a “Change in Control,” if (i) the acquiring company does not assume the obligation to perform under the 2006 Plan with respect to outstanding awards, or (ii) if within two years following the Change in Control, a participating Team Member is terminated from employment without “Cause” or the participant resigns for “Good Reason,” then:

•	outstanding options would immediately vest upon the Change in Control or the termination of employment, as applicable; and

•

the target payout opportunities attainable under the Cash Bonus Award Guidelines and PSRs outstanding at the time of the Change in Control or termination of employment, as applicable, would be deemed to have been fully earned as of the effective date of the Change in Control or termination of employment, as applicable, based upon the greater of (i) an assumed achievement of all relevant performance goals at the “target” level, or (ii) the actual level of achievement of all relevant performance goals against the target, as of Family Dollar’s fiscal quarter end preceding such Change in Control.

In either such case, participants would be paid a prorated award based upon the length of the performance period that has elapsed prior to the date of the Change in Control or termination of employment. In addition, if a PSR award is not assumed by the acquiring company, the participant will have the opportunity to earn the remaining portion of the award not paid out upon the Change in Control.

In addition, if a participant’s employment is terminated as a result of death, Disability or Retirement, or without Cause (as defined in the employment or severance agreements), awards of PSRs will be made based on the Company’s performance for (A) the fiscal year in which the date of termination occurs plus (B) each completed fiscal year during the applicable performance period immediately preceding the date of termination. Common stock awarded pursuant to the PSRs will be issued on a pro-rata basis based on the actual number of months worked in the applicable performance period.

Non-Qualified Deferred Compensation

In the event of a termination of employment of any officer who participates in the Company’s Deferred Compensation Plan, payments under the plan will begin as soon as administratively feasible six months after such separation from service. There is no provision for increased benefits in the event of termination of employment with the Company.

Estimated Post-Employment Compensation and Benefits

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to each of our current NEOs upon a separation from service under various circumstances or a change in control of the Company in accordance with their respective employment agreements and severance agreements and under our various incentive plans. Payments pursuant to the Deferred Compensation Plan are not included in the table (see “2012 Non-Qualified Deferred Compensation,” above). No payments, other than payments of non-qualified deferred compensation, are made to any NEO in the event of termination for Cause. The amounts payable are calculated based on the assumption that each covered circumstance under such arrangements occurred on August 24, 2012, the last business day of fiscal 2012.

Name	Benefits and Payments	Voluntary Departure ($)	Termination by the Company without Cause ($)	Change in Control ($)	Medical Disability ($)(3)	Death ($)(4)
Howard R. Levine	Severance Pay(1)(2)	—	3,579,506	6,649,354	3,279,506	2,579,506
	Performance Share Rights(5)	—	7,274,874	7,274,874	7,274,874	7,274,874
	Stock Options(6)	8,572,464	8,572,464	17,687,334	17,687,334	17,687,334
	Benefit Continuations(7)	—	13,434	13,434	13,434	—

	Total	8,572,464	19,440,278	31,624,996	28,255,148	27,541,714

Michael K. Bloom	Severance Pay(1)(2)	—	1,645,085	2,475,213	1,345,085	645,085
	Performance Share Rights(5)(8)	—	1,634,880	1,634,880	1,634,880	1,634,880
	Stock Options(6)	—	—	491,035	491,035	491,035
	Benefit Continuations(7)	—	9,558	9,558	9,558	—

	Total	—	3,289,523	4,610,686	3,480,558	2,771,000

Mary A. Winston	Severance Pay(1)(2)	—	1,035,408	1,120,816	735,408	35,408
	Performance Share Rights(5)(8)	—	263,803	263,803	263,803	263,803
	Stock Options(6)	—	—	—	—	—
	Benefit Continuations(7)	—	13,200	13,200	13,200	—

	Total	—	1,312,411	1,397,819	1,012,411	299,211

Paul G. White	Severance Pay(1)(2)	—	1,020,173	1,180,346	720,173	160,173
	Performance Share Rights(5)	—	544,564	544,564	544,564	544,564
	Stock Options(6)	—	—	238,694	238,694	238,694
	Benefit Continuations(7)	—	13,200	13,200	13,200	—

	Total	—	1,577,937	1,976,804	1,516,631	943,431

Charles S. Gibson, Jr.	Severance Pay(1)(2)	—	1,047,394	1,364,861	747,394	177,394
	Performance Share Rights(5)	—	1,138,386	1,138,386	1,138,386	1,138,386
	Stock Options(6)	—	—	1,429,144	1,429,144	1,429,144
	Benefit Continuations(7)	—	14,214	14,214	14,214	—

	Total	—	2,199,994	3,946,605	3,329,138	2,744,924

(1)

Represents severance payable in an amount equal to a multiple, as set forth below, of the NEO’s fiscal 2012 annual base salary, plus the amount of the pro rata bonus (due to actual or assumed termination date, 100%) payable to the NEO under the Cash Bonus Award Guidelines:

Multiple Applicable on Termination without Cause, or due to Disability or death, prior to a Change in Control
Howard R. Levine	2.5
Michael K. Bloom	2
Mary A. Winston	2
Paul G. White	2
Charles S. Gibson, Jr.	2

(2)

Represents severance payable in the event of a qualifying termination following a Change in Control, equal to a multiple, as set forth below, of the sum of the NEO’s fiscal 2012 base annual salary plus the average annual bonus actually paid under the Cash Bonus Plan in the preceding three years:

Multiple Applicable on Qualifying Termination After a Change in Control
Howard R. Levine	3
Michael K. Bloom	2.5
Mary A. Winston	2
Paul G. White	2
Charles S. Gibson, Jr.	2

(3)	The amount payable in the event of Disability has been reduced by estimated disability payments made pursuant to the Company’s executive disability program.

(4)

The amount payable in the event of death has been reduced by life insurance proceeds payable upon the death of each NEO pursuant to life insurance policies provided as part of the Company’s benefit program, up a maximum of $1,000,000.

(5)

In each case, except in the event of a Change in Control, the payout of PSRs are paid on a ratable basis as of the date of the participant’s Termination without Cause, Retirement, Disability or death based on actual Company performance over the three fiscal years immediately preceding the date of termination. Under the 2006 Plan, the executive would receive the amounts set forth under the column “Change in Control” only if: (a) the awards are not assumed by the surviving entity, or (b) the awards are assumed by the surviving entity, but the executive is terminated within two years of the Change in Control without Cause or for Good Reason. The payout under the PSRs on a Change in Control are determined by the greater of (a) an assumed achievement of all relevant performance goals at the “target” level, or (b) the actual level of achievement of all relevant performance goals against the target, as of Family Dollar’s fiscal quarter end preceding such event. The amounts set forth above are based upon the closing price of Family Dollar common stock as of August 24, 2012, the last trading day of the year, of $62.35 per share, multiplied by the number of shares of common stock to be awarded, as adjusted for performance as set forth below:

•

For the fiscal 2010 – 2012 three-year performance period, we assumed an award equivalent to 145.7% of the target number of PSRs awarded to each NEO in fiscal 2010, based on actual performance against the fiscal 2010 – 2012 Performance Peer Group through fiscal 2012.

•

For the fiscal 2011 – 2013 three-year performance period, we assumed an award equivalent to 139.7% of the target number of PSRs awarded to each in NEO in fiscal 2011, based on actual performance against the fiscal 2011 – 2013 Performance Peer Group through fiscal 2012.

•

For the fiscal 2012 – 2014 three-year performance period, we assumed an award equivalent to 139.7% of the target number of PSRs awarded to each in NEO in fiscal 2012, based on actual performance against the fiscal 2012 – 2014 Performance Peer Group through fiscal 2012.

(6)

As discussed above, stock options granted pursuant to the 2006 Plan accelerate and vest in full upon death and Disability, and would continue to vest and be exercisable upon a Qualifying Retirement. Under the 2006 Plan, all stock options would vest in full and the executive would receive the amounts set forth under the column “Change in Control” only if: (a) the awards are not assumed by the surviving entity, or (b) the awards are assumed by the surviving entity, but the executive is terminated within two years of the Change in Control. The amounts set forth above are based upon the closing price of Family Dollar common stock as of August 24, 2012, the last trading day of the year, of $62.35 per share and on the termination reasons as set forth below:

•

In the event of the termination of an executive’s employment due to voluntary departure (other than a Qualifying Retirement) or by the Company without Cause, the executive would be entitled to exercise stock options that were vested on or before the date of termination.

•

In the event of the termination of an executive’s employment due to Disability, death, or Qualifying Retirement or in connection with a Change in Control, the executive would be entitled to exercise all outstanding stock options as any unvested stock options would immediately vest on the date of termination or Change in Control or would continue to vest over time.

(7)

Reflects the incremental cost to the Company of the extension of health benefits following a termination without Cause or due to death or Disability or a qualifying termination following a Change in Control. These benefits would be extended for up to eighteen months in any of these events for all of the NEOs.

Actual Post-Employment Compensation and Benefits

The following table sets forth the actual post-employment compensation and benefits that were payable to each of our former NEOs upon a separation from service under specific circumstances in accordance with their respective employment agreements and severance agreements and under our various incentive plans. Payments pursuant to the Deferred Compensation Plan are not included in the table (see “2012 Non-Qualified Deferred Compensation,” above). No payments, other than payments of non-qualified deferred compensation, are made to any NEO in the event of termination for Cause.

	R. James Kelly(1)	Dorlisa K. Flur(2)	Kenneth T. Smith(3)
Severance Pay	—	1,200,222	459,002
Performance Share Rights	4,581,665	1,193,815	610,968
Stock Options	5,548,850	—	—
Benefit Continuations	—	14,214	9,476

Total	10,130,515	2,408,251	1,079,446

(1)

Mr. Kelly is retirement-eligible under the 2006 Plan. As a result, upon his retirement on March 1, 2012, all of his outstanding unvested stock options will continue to vest and be exercisable in accordance with the terms of the 2006 Plan. The value associated with Mr. Kelly’s stock options is based upon the closing stock price of $53.99 per share on his last day of employment. In addition, Mr. Kelly received payouts of all outstanding PSR Awards on October 9, 2012 (the date PSRs were paid out for the fiscal 2010 – 2012 performance period), based on actual Company performance during fiscal year 2012 and prior completed fiscal years in the applicable performance periods, pro-rated for the period of his employment during the applicable performance periods. The PSR amount set forth above is based upon the closing price of Family Dollar common stock as of the payment date of $67.95 per share.

(2)

Ms. Flur’s employment with the Company ended on May 2, 2012. Her severance agreement provided her with continuation of certain compensation and benefits as described above. Under the 2006 Plan, Ms. Flur received payouts of all outstanding PSR Awards on a ratable basis on October 9, 2012 (the date the PSRs were paid out for the fiscal 2010-2012 performance period) based on actual Company performance during fiscal 2012 and prior completed fiscal years in the applicable performance periods, pro-rated for the period of her employment during the applicable performance periods. The PSR amount set forth above is based upon the closing price of Family Dollar common stock as of the payment date of $67.95 per share.

(3)

Mr. Smith’s employment with the Company ended on October 31, 2012. His severance agreement provided him with continuation of certain compensation and benefits as described above. Under the 2006 Plan, Mr. Smith is entitled to payouts of all outstanding PSR Awards after the end of fiscal year 2013, based on actual Company performance during fiscal year 2013 and prior completed fiscal years in the applicable performance periods, pro-rated for the period of his employment during the applicable performance periods. We have included an estimated PSR amount above calculated based upon actual Company performance during fiscal year 2012 and prior applicable years, pro-rated for the period of his employment during the applicable performance periods, and the closing price of Family Dollar common stock as of the payment date for the fiscal 2010 – 2012 performance period of $67.95 per share. The actual amount that Mr. Smith will receive may be higher or lower than the estimate set forth above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the shares of our common stock that may be issued under the 2006 Plan, which is the only equity compensation plan that we currently maintain, as of August 25, 2012.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance(3)
Equity Compensation Plans Approved by Stockholders	2,464,360	$37.60/share	9,377,182

(1)	Consists of shares issuable upon exercise of options and the award of common stock pursuant to PSRs based on “target” performance granted under the 2006 Plan.

(2)	The weighted average exercise price is for options only and does not account for PSRs.

(3)	Consists of shares available for awards of options and other stock-based awards under the 2006 Plan.

OWNERSHIP OF THE COMPANY’S SECURITIES

Ownership by Directors and Officers

The following table sets forth, for each of our directors and director nominees, each of our NEOs, and all of our current executive officers, directors and director nominees as a group, the number of shares of our common stock beneficially owned and the percent of our common stock so owned, all as of November 16, 2012 unless otherwise noted, and based on 115,702,616 shares outstanding as of that date:

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock
Mark R. Bernstein	13,301	(2)	*
Pamela L. Davies	3,826		*
Sharon Allred Decker	4,757	(3)	*
Edward C. Dolby	11,794		*
Glenn A. Eisenberg	11,394		*
Edward P. Garden	8,967,564	(4)	7.75%
Howard R. Levine	9,540,262	(5)	8.23%
George R. Mahoney, Jr.	337,712		*
James G. Martin	10,676		*
Harvey Morgan	4,070	(6)	*
Dale C. Pond	9,264		*
R. James Kelly	411,443	(7)	*
Michael K. Bloom	4,388		*
Mary A. Winston	—		*
Paul G. White	2,406		*
Charles S. Gibson, Jr.	20,000		*
Dorlisa K. Flur	34,281	(8)	*
Kenneth T. Smith	27,985	(8)	*

All Executive Officers, Directors and Director Nominees of the Company as a Group (18 persons)	19,415,123		16.74%

*	Less than one percent

(1)

All shares are held with sole voting and investment power. These numbers include shares for which the following persons have the right to acquire beneficial ownership, as of November 16, 2012, or within 60 days thereafter, pursuant to the exercise of stock options: (i) Mr. Levine—162,151 shares; (ii) Mr. Kelly—114,345 shares; and (iii) all executive officers and directors as a group—276,496 shares. Does not include shares that may be awarded pursuant to the PSR program; see the “2012 Outstanding Equity Awards at Fiscal Year End” table for information regarding the potential award of common stock pursuant to the PSRs.

(2)	This number does not include 15,075 shares owned by Mr. Bernstein’s wife. Mr. Bernstein disclaims beneficial ownership of the shares owned by his wife.

(3)	This number includes 2,448 shares which are currently pledged.

(4)

Mr. Garden is deemed to beneficially own 8,967,564 shares of our common stock that are owned by Trian Fund Management, L.P. and its affiliates as described in the “Ownership by Certain Other Beneficial Owners” table below.

(5)	This number does not include 1,025 shares owned by Mr. Levine’s wife. Mr. Levine disclaims beneficial ownership of the shares owned by his wife.

(6)	This number does not include 4,000 shares owned by Mr. Morgan’s wife. Mr. Morgan disclaims beneficial ownership of the shares owned by his wife.

(7)

Mr. Kelly is no longer an officer or employee of the Company, and the amount shown reflects his stock ownership as of October 21, 2011, the date of his last Form 4 filing with the SEC, less 20,000 shares that Mr. Kelly informed us he gifted on May 16, 2012. The amount shown also includes 114,345 shares that Mr. Kelly has the right to acquire through the exercise of vested stock options.

(8)

Ms. Flur and Mr. Smith are no longer officers or employees of the Company, and the amounts shown for each reflect their stock ownership as of the dates of their respective last Form 4 filings made with the SEC. Neither Ms. Flur nor Mr. Smith currently has any outstanding rights granted by the Company to acquire beneficial ownership of shares. Ms. Flur’s last Form 4 was filed on April 26, 2012, and Mr. Smith’s last Form 4 was filed on October 27, 2011.

Ownership by Certain Other Beneficial Owners

Based on filings with the SEC and other information, we believe that, as of the dates set forth below, the following stockholders beneficially owned more than 5% of our common stock:

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock(2)
The Vanguard Group	6,601,313	(3)	6.71%
P.O. Box 2600
Valley Forge, PA 19482-2600

Trian Fund Management, L.P.	8,967,564	(4)	7.75%
280 Park Avenue
41St Floor
New York, NY 10017

Wellington Management Company, LLP	6,199,227	(5)	5.36%
280 Congress Street
Boston, MA 02210

(1)

“Beneficial ownership” is a term broadly defined by the SEC and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership” such as where, for example, the person has or shares the power to vote the stock, sell it or acquire it within 60 days. Accordingly, some of the shares reported as beneficially owned in this table may actually be held by other persons or organizations. Those other persons and organizations are described in the reports filed with the SEC.

(2)	Based on the number of shares of common stock owned by each stockholder as set forth above and 115,702,616 shares of our common stock outstanding as of November 16, 2012.

(3)

Based solely on the Form 13F filed with the SEC by The Vanguard Group, Inc., on November 14, 2012. As of September 30, 2012, The Vanguard Group had sole investment power over 6,437,693 shares and shared investment power over 163,620 shares, and sole voting power over 169,502 shares and no voting power over 6,431,811 shares.

(4)

Based solely on the Form 13F filed on November 14, 2012 and the Schedule 13D/A filed on September 29, 2011 with the SEC by Trian Fund Management, L.P. As of September 30, 2012, the Filing Persons reported beneficial ownership of 8,967,564 shares. According to the Schedule 13D/A, the Filing Persons, who share voting and investment power, are Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Strategic Investment Fund, L.P., Trian Partners Master Fund (ERISA), L.P., Trian Fund Management, L.P., Trian Fund Management GP, LLC, Nelson Peltz, Peter W. May and Edward P. Garden.

(5)

Based solely on the Form 13F/A filed with the SEC by Wellington Management Company, LLP on November 20, 2012. As of September 30, 2012, Wellington Management Company had sole investment power over 5,589,187 shares and defined investment power over 610,040 shares, and sole voting power over 4,627,627 shares, shared voting power over 477,995 shares and no voting power over 1,093,605 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of such reports. To our knowledge, which is based solely on a review of the copies of such reports furnished to us and written representations from Reporting Persons that no other reports were required, all Reporting Persons complied on a timely basis with all applicable filing requirements during fiscal 2012, except for an employee stock option grant of 4,860 shares to Mr. White which was reported late.

CODE OF ETHICS

We have adopted a code of ethics, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “CEO and Senior Financial Officers Code”), that applies to our principal executive officer, principal financial officer and other senior accounting officers. The CEO and Senior Financial Officers Code is posted on our website along with our Code of Business Conduct, which applies to all officers and Team Members, including the officers mentioned above. The Internet address for our website is www.familydollar.com, and the CEO and Senior Financial Officers Code and Code of Business Conduct may be found from our main website page by clicking first on “Investor Relations,” and then on “Corporate Governance,” next on “Codes of Business Conduct and Ethics.” We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K by posting to our website any amendment to or waiver of the CEO and Senior Financial Officers Code or Code of Business Conduct granted to our principal executive officer, principal financial officer, or other senior accounting officers.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures

The Nominating/Corporate Governance Committee (the “Governance Committee”) has adopted written procedures for the review, approval and monitoring of transactions between Family Dollar and its directors and executive officers (and their immediate family members) that would be subject to disclosure in our Proxy Statement pursuant to the SEC rules (generally transactions involving amounts exceeding $120,000 in which a related party has a material interest). Under these procedures, the Governance Committee is to be informed of transactions subject to review before their implementation. The procedures establish our practices for obtaining and reporting information to the Governance Committee regarding such transactions on a periodic and an as-needed basis. The policy provides that such transactions are to be submitted for approval before they are initiated but also provides for ratification of such transactions. No director who is interested in a transaction may participate in the Governance Committee’s determinations as to the appropriateness of such transaction. In certain situations, the Chairman of the Governance Committee has been delegated the authority to make determinations regarding the approval of such transactions. The policy also pre-approves certain transactions excluded from the SEC’s disclosure rules and transactions arising solely from ownership of our stock in which all stockholders are equally treated. The Governance Committee and/or the Board have previously approved certain related party transactions, as described below. The procedures established by the Governance Committee provide for continuing monitoring and annual review of these pre-approved transactions. These procedures operate in conjunction with other aspects of the Company’s compliance program, such as our Board of Directors Code of Conduct and our Code of Business Conduct, which generally require directors and Team Members to report any circumstances that may create or appear to create a conflict between the interests of such a person and those of the Company, regardless of the amount involved. Related person transactions involving directors are also subject to Board approval or ratification when so required under Delaware law.

Related Party Transactions

We have entered into a Retirement Agreement with Mr. Leon Levine, the former Chairman of the Board and the father of Howard R. Levine, in connection with Mr. Leon Levine’s retirement as of September 30, 2002. Pursuant to the Retirement Agreement, we are currently providing continuing health care coverage for Mr. Leon Levine and certain members of his family and use of Family Dollar aircraft for up to 30 hours per year (not including “dead-head” time). We accrued approximately $1,285,000 in fiscal 2002 for the total value of these benefits to be received over the term of the Retirement Agreement. The incremental cost of providing these benefits and services was $157,514 in fiscal 2012.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and related SEC rules now require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules. We must provide this opportunity to our stockholders at least once every three years, commencing with the 2012 Annual Stockholders’ Meeting.

As described above under “Compensation Discussion and Analysis” in this Proxy Statement, our executive compensation program is designed with an emphasis on pay for performance and is intended to closely align the interests of our NEOs with the interests of our stockholders. The Leadership Development and Compensation Committee regularly reviews our executive compensation program to ensure that compensation is closely tied to the performance that our executive officers can impact and that is likely to have an impact on stockholder value. Our compensation programs are also designed to balance long-term performance with shorter-term performance and to mitigate any risk that an executive officer would be incentivized to pursue results only with respect to a single performance metric or performance period to the detriment of Family Dollar as a whole. In the Compensation Discussion and Analysis referred to above, we discuss why we believe the compensation of our NEOs for fiscal 2012 was well-aligned with the Company’s performance in fiscal 2012. We urge you to read carefully the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this Proxy Statement.

The vote on this proposal is advisory, which means that the vote will not be binding on the Company, the Board or the Leadership Development and Compensation Committee. The Leadership Development and Compensation Committee will review the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program.

In view of the foregoing, stockholders will vote on the following resolution at the 2013 Annual Meeting of Stockholders:

RESOLVED, that the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation of the Named Executive Officers of Family Dollar Stores, Inc. as disclosed in the Proxy Statement for the 2013 Annual Meeting of Stockholders, including in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion, in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as described in this Proxy Statement.

PROPOSAL NO. 3

APPROVAL OF THE ADOPTION OF THE FAMILY DOLLAR STORES, INC.

EMPLOYEE STOCK PURCHASE PLAN

The following is a summary of the principal provisions of the Family Dollar Stores, Inc. Employee Stock Purchase Plan, or the Purchase Plan. This summary is qualified in its entirety by reference to the full text of the Purchase Plan which is attached as Appendix B.

Purchase Plan Background

The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The purpose of the Purchase Plan is to encourage Team Members of the Company and its subsidiaries to invest in common stock of the Company, by providing them with a convenient method for purchasing common stock at below-market prices through voluntary, regular payroll deductions.

On November 12, 2012, the Board of Directors adopted our Purchase Plan, subject to approval by our stockholders. Each offering under the Purchase Plan will be for a period of 6 months at the end of which common stock will be purchased. Offering periods will begin on each January 1 and July 1, with the first such offering period anticipated to commence on January 1, 2014 if stockholders approve the Purchase Plan. Each participant will be granted an option on the first day of the offering period and the option will be automatically exercised on the last day of the offering period using contributions previously made by the participant through payroll deductions for this purpose. The purchase price for the common stock will be 85% of the fair market value of the common stock on the last business day of the offering period. The Leadership Development and Compensation Committee has authority to change the date of the initial offering period as well as the duration and dates of commencement of offering periods. The Company currently has a non-tax qualified employee stock purchase plan in place that will be replaced by the Purchase Plan, upon stockholder approval.

Shares Subject to the Purchase Plan

The Board of Directors has reserved an aggregate of 1,000,000 shares of Company common stock for issuance under the Purchase Plan. As of November 16, 2012, the closing price of a share of the Company’s common stock on the New York Stock Exchange was $66.54.

Administration

The Leadership Development and Compensation Committee will administer the Purchase Plan. The Leadership Development and Compensation Committee has the authority to construe and interpret any of the provisions of the Purchase Plan.

Eligibility

Team Members generally are eligible to participate in an offering period under the Purchase Plan if they are employees of the Company (or a subsidiary designated for participation in the offering period) for tax purposes as of the commencement of the offering period, have been employees for at least 90 days in the aggregate prior to the commencement of the offering period and have worked on average at least 20 hours a week during their period of employment during the six months prior to the commencement date. Eligible Team Members may select a rate of payroll deduction between $5.00 and $1,000.00 per month and are subject to certain maximum purchase limitations.

As of September 30, 2012, approximately 42,000 Team Members, including all of our executive officers other than our chief executive officer, would have been eligible to participate in the Purchase Plan, if it had been in place.

Special Limitations

The Purchase Plan imposes certain limitations upon a Team Member’s rights to acquire common stock, including the following limitations:

•

An option may not be granted to any individual who owns stock, including stock purchasable under any outstanding purchase rights, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•	An option granted to a participant may not permit the individual to accrue the right to purchase our common stock at an annual rate of more than $25,000, valued at the time each option is granted.

•	The maximum number of shares of common stock that may be purchased pursuant to any option shall be 1,000 shares.

Termination of Options

An option will terminate upon the participant’s election to withdraw from the Purchase Plan. Any payroll deductions that the participant may have made with respect to the terminated purchase right will be refunded to the participant without interest. A participant’s election to withdraw from the Purchase Plan is irrevocable, and the participant may not rejoin the offering period for which the terminated option was granted.

An option will also terminate upon the participant’s termination of employment. Any payroll deductions that the participant may have made during the offering period in which the termination occurs will be refunded to the participant without interest.

In addition, the Leadership Development and Compensation Committee has specifically reserved the right, exercisable in its sole discretion, to terminate the Purchase Plan or any offering period, at any time.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her options until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of the purchase.

Assignability

No options will be assignable or transferable by the participant, except by will or the laws of inheritance following the participant’s death. Each option will, during the lifetime of the participant, be exercisable only by the participant.

Changes in Capitalization, Mergers, Consolidations and Change in Control

In the event of the proposed dissolution or liquidation of the Company, the Purchase Plan provides that a pending offering period and the Purchase Plan will terminate immediately prior to the consummation of the proposed action. However, the Leadership Development and Compensation Committee may, in its sole discretion, fix a different date for termination of the Purchase Plan and may give each participant the opportunity to purchase shares under the Purchase Plan prior to the termination.

In the event of certain Change in Control transactions, the Purchase Plan will continue for any offering period that began prior to the transaction and shares will be purchased based on the fair market value of the surviving corporation’s stock on each purchase date. If the surviving corporation refuses to assume the Purchase Plan, the Leadership Development and Compensation Committee may, in its sole discretion, fix a date for termination of the Purchase Plan and may give each participant the opportunity to purchase shares under the Purchase Plan prior to the termination.

Subject to any required action by stockholders of the Company, upon a change in the capitalization of the Company, the Leadership Development and Compensation Committee will proportionately adjust the number of shares of common stock that may be purchased by a participant during an offering period, the number of shares covered by each option, the price per share and the maximum number of shares that will be available for sale under the Purchase Plan.

Amendment or Termination of the Plan

The Leadership Development and Compensation Committee has the authority to amend or terminate the Purchase Plan, except that no action may adversely affect any outstanding options previously granted under the Purchase Plan and stockholder approval is required to the extent necessary to comply with Section 423 of the Code.

Federal Tax Consequences

The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under such a plan, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company as a result of the grant or exercise of the options issued under the Purchase Plan. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after commencement of the offering period during which those shares were purchased or within one year of the date of purchase, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. If the participant sells or disposes of the purchased shares more than two years after the commencement of the offering period in which those shares were purchased and more than one year from the date of purchase, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or 15% of the fair market value of the shares on the date of commencement of such offering period. Any additional gain upon the disposition will be taxed as a capital gain.

If the participant still owns the purchased shares at the time of death, the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price or 15% of the fair market value of the shares on the date of commencement of the offering period during which those shares were purchased will constitute ordinary income in the year of death.

If the purchased shares are sold or otherwise disposed of within two years after commencement of the offering period during which those shares were purchased or within one year after the date of purchase, then the Company will be entitled to an income tax deduction in the year of sale or disposition equal to the amount of ordinary income recognized by the participant as a result of such sale or disposition. No deduction will be allowed in any other case.

New Benefits Under the Purchase Plan

Because options to Team Members under the Purchase Plan are based on voluntary contributions in amounts determined by the participant, the benefits and amounts that will be received or allocated under the Purchase Plan are not determinable at this time. Therefore, we have not included a table reflecting such benefits or awards.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote “FOR” approval of the Family Dollar Stores, Inc. Employee Stock Purchase Plan.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is recommending approval of its selection of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accountants to audit and report on the consolidated financial statements of Family Dollar and its subsidiaries for fiscal 2013, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote in respect thereto is required to ratify the selection of PwC for the purposes set forth above.

Stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Company is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of PwC, the Audit Committee will reconsider whether or not to retain PwC. However, the Audit Committee will not be obliged to select a different auditor. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders. PwC served as our independent registered public accountants for the fiscal year ended August 31, 1991, and for each subsequent fiscal year. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees and Services

The following sets forth fees billed for the audit and other services provided by PwC for fiscal 2011 and fiscal 2012:

Fee Category	Fiscal 2011 Fees(4)	Fiscal 2012 Fees
Audit Fees(1)	$839,353	$1,026,231
Audit-Related Fees(2)	72,000	11,411
Tax Fees	—	—
All Other Fees(3)	1,800	$1,800

Total	$913,153	$1,039,442

(1)

Includes fees for audits of annual financial statements, reviews of the related quarterly financial statements and for services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Includes fees for audit related work for Family Dollar Insurance, Inc., our captive insurance company, and for audit related work for our public notes offering in fiscal 2011.

(3)	Represents fees paid for access to PwC’s accounting research database.

(4)

Note fiscal 2011 fees have been revised to reflect additional fees related to statutory engagements and additional fees related to the fiscal 2011 audit. In addition, fees related to the audit of Family Dollar Insurance, Inc. have been reclassified from audit related fees to audit fees.

All services rendered by PwC are permissible under applicable laws and regulations regarding the independence of the independent registered public accounting firm, and all such services were pre-approved by the Audit Committee. The Audit Committee Charter requires that the Audit Committee pre-approve the services to be provided by PwC; the Audit Committee delegated that approval authority to the Chairman of the Audit Committee with respect to all matters other than the annual engagement of the independent registered public accountants.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PwC as our independent registered public accountants for fiscal 2013.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL

The AFL-CIO Reserve Fund has advised the Company that it intends to present the following shareholder proposal at the Annual Meeting. The address and share ownership information for the AFL-CIO Reserve Fund will be furnished to any shareholder who sends a request to the Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017, telephone: (704) 849-7522.

The text of the stockholder proposal and supporting statement appear exactly as received by the Company. All statements contained in the proposal and the supporting statement are the sole responsibility of the proponent. The proponent may contain certain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions.

The Board of Directors recommends a vote AGAINST the proposal based on the reasons set forth in the Company Statement following the proposal.

Shareholder Proposal

Resolved, the shareholders of Family Dollar Stores, Inc. (“Family Dollar”) urge the Board of Directors (“Board”) to amend Family Dollar’s Business Partner Code of Conduct to adopt and enforce the International Labor Organization’s (“ILO”) Declaration of Fundamental Principles and Rights at Work and applicable ILO conventions (collectively, the “Fundamental ILO Conventions”):

(a)	freedom of association and the effective recognition of the right to collective bargaining (ILO Conventions 87 and 98);

(b)	the elimination of all forms of forced or compulsory labor (ILO Conventions 29 and 105);

(c)	the effective abolition of child labor (ILO Conventions 138 and 182); and

(d)	the elimination of discrimination in respect of employment and occupation (ILO Conventions 100 and 111).

The Board should prepare a report, at reasonable cost and omitting proprietary information, to shareholders concerning the implementation of this policy.

Supporting Statement

The ILO is the United Nations’ tripartite agency of governments, employers and workers that is responsible for developing international labor standards. The ILO’s Declaration on Fundamental Principles and Rights at Work identifies a set of core labor principles endorsed by the international community. The above conventions are fundamental to the rights of workers.

Family Dollar is a significant purchaser of merchandise from various domestic and international suppliers. In our view, violations of international labor standards by suppliers to Family Dollar can expose Family Dollar to negative publicity, legal liabilities, and a loss of consumer confidence in the Family Dollar brand name. For these reasons, violations of the Fundamental ILO Conventions by Family Dollar suppliers may reduce shareholder value at Family Dollar.

Family Dollar has adopted its own Business Partner Code of Conduct that applies to all suppliers who provide merchandise to Family Dollar. However, Family Dollar’s existing Business Partner Code of Conduct does not incorporate all of the Fundamental ILO Conventions. For example, the Business Partner Code of Conduct does not recognize the right to freedom of association or collective bargaining (ILO Conventions 87 and 88). Regarding workers’ rights, the Business Partner Code of Conduct only requests compliance with local laws, rather than specifying these standards as fundamental rights.

The United Nations’ Special Representative of the Secretary-General John Ruggie has commented that “the responsibility to respect human rights is a global standard of expected conduct for all business enterprises wherever they operate...it exists over and above compliance with national laws and regulations protecting human rights.” (“Guiding Principles on Business and Human Rights: Implementing the United Nations ‘Protect, Respect and Remedy’ Framework,” United Nations Human Rights Council, 2011).

In our view, the local laws and regulations of countries where merchandise is produced by suppliers for Family Dollar may not be adequate to ensure compliance with the Fundamental ILO Conventions. We believe that incorporating all of the Fundamental ILO Conventions into Family Dollar’s Business Partner Code of Conduct will help ensure that Family Dollar’s suppliers act in conformity with internationally-recognized labor rights standards.

For these reasons, we urge you to vote “FOR” this proposal.

Company Statement

Family Dollar recognizes the importance of ensuring basic human rights by those seeking to do business with us. Although the employees of Family Dollar’s business partners and their subcontractors are not our Team Members, we strongly believe that business partners who are approved to do business with Family Dollar should share our commitment to respect employee rights, to maintain high workplace standards and to comply with the law wherever they do business.

Accordingly, Family Dollar implemented a Business Partner Code of Conduct in 2008, a copy of which is available on our website at www.familydollar.com under the “Business Partners” link (see “Merchandise Suppliers” under “Business Partners” and then “Code of Ethics”). Our Partner Code of Conduct already addresses substantially all areas of the proposal as it relates to the employees of Family Dollar’s business partners, including, among other areas, matters relating to wages and benefits, work environment safety, working hours, workers’ rights, non-discrimination and non-harassment, and prohibitions on child and forced labor. In addition, the Company has protocols in place for appropriate inspections and monitoring of business partner facilities. We expect our business partners to meet or exceed the standards and requirements set forth in the Business Partner Code of Conduct.

The requirements and standards set forth in the Business Partner Code of Conduct are not merely goals that we encourage our business partners to meet; rather, a business partner’s failure to comply with these standards may jeopardize that company’s continued business relationship with Family Dollar. Family Dollar maintains, and continues to work daily to ensure compliance with principles that serve what appears to be the ultimate purpose of the proposal; that is, that our business partners comply with high standards of legal and ethical treatment of workers and workplace safety. Our Company has a well-respected and well-recognized record and reputation for business honesty and integrity, including sound employment practices worldwide. We are committed to the fair and ethical treatment of our Team Members and only do business with business partners who are committed to those same principles. While we appreciate the proponents’ interest in labor standards, the Company already has existing policies and practices in place that substantially address the areas covered in the proposal, and importantly, are tailored to and appropriate for our business.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote AGAINST the stockholder proposal.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders in 2014 (the “2014 Annual Meeting”), and to be included in the Proxy Statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act, must be received by us before the close of business on August 8, 2013. If a stockholder intends to present a proposal for consideration at the 2014 Annual Meeting (outside the processes of Rule 14a-8 under the Act), notice of such proposal must be delivered to the Company not earlier than September 20, 2013, and not later than October 20, 2013. Otherwise such proposal will be considered untimely under the Company’s Bylaws and pursuant to Rules 14a-4 and 14a-5(e) under the Exchange Act, and the persons named in the proxies solicited by the Board of Directors for the 2014 Annual Meeting may exercise discretionary voting power with respect to such proposal, if presented at the meeting, without including information regarding the proposal in the Company’s proxy materials. Any such proposals or notices should be in writing and should be sent by certified mail, return receipt requested, to the Corporate Secretary, Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017. Submitting a stockholder proposal does not guarantee that we will include such proposal in our next Proxy Statement. The Board reviews all stockholder proposals and determines whether further action is required.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether or not stockholders plan to attend the Annual Meeting, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the Annual Meeting if they are present and so request.

INCORPORATION BY REFERENCE OF CERTAIN FINANCIAL INFORMATION

We incorporate by reference in this Proxy Statement Notes 10 and 12 to our Consolidated Financial Statements included in our Annual Report for fiscal 2012. The fiscal 2012 Annual Report accompanies this Proxy Statement. Except as specifically set forth herein, the fiscal 2012 Annual Report is not deemed part of the proxy solicitation materials. Copies of the 2012 Annual Report may be obtained by sending a written request to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017, telephone: (704) 849-7522. Our Annual Reports are also available in the “Investor Relations” section of our website at www.familydollar.com under the “Financial Reports” tab.

Appendix A

Hay Retail Industry Database

7-Eleven	DSW	OfficeMax
Abercrombie & Fitch	Express	Pantry, The
Ace Hardware	Family Dollar	PetSmart
Advance Auto Parts	FedEx Corporation	Phillips-Van Heusen
Aeropostale	Foot Locker	Pier 1 Imports
Ahold USA – Stop & Shop	Gap	Polo Ralph Lauren
Alex Lee	General Nutrition Centers	QVC
Amazon.com	GSI Commerce	Recreational Equipment Inc. (REI)
American Eagle Outfitters	Gymboree Corporation, The	Restoration Hardware
Andersons, The	Hallmark Cards—Retail	Ross Stores
Ann Taylor	Harris Teeter	rue21
Apple	Helzberg Diamonds	Safeway
AutoZone	Hhgregg	Saks Incorporated
Bebe Stores	Home Depot, The	Sears
Belk	Hot Topic	ShopKo
Best Buy	J.C. Penney	Sonic Automotive
Big Lots	J. Crew Group	Sports Authority, The
Bon-Ton Stores, The	Jewelery Television	Stage Stores
Borders Group	Kenneth Cole Productions	Staples
Cabela’s	Knowledge Learning Corporation	SUPERVALU
CarMax	Kohl’s	Talbots
Carter’s	L.L. Bean	Target
CBRL Group – Cracker Barrel – Retail	Lands’ End	TJX Companies
Charlotte Russe	Limited Brands	Toys ‘R’ Us
Charming Shoppes	Limited Stores	Tractor Supply
Chico’s FAS	Liz Claiborne	Tween Brands
Children’s Place, The	Lord & Taylor	Ulta Salon
Coach	Lowe’s	V.F. Corporation
Coldwater Creek	Macy’s	Wal-Mart
Collective Brands	Maidenform Brands	Wawa
Costco	Meijer	Williams-Sonoma
Crate and Barrel	Michaels	Zale Corporation
CVS/Caremark	Neiman Marcus
Dick’s Sporting Goods	New York & Company
Dollar General	Nordstrom
Dollar Tree Stores	Office Depot

A-1

ATTENTION: INVESTOR RELATIONS P. O. BOX 1017 CHARLOTTE, NC 28201-1017

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Mark R. Bernstein 02 Pamela L. Davies 03 Sharon Allred Decker 04 Edward C. Dolby 05 Glenn A. Eisenberg
06	Edward P. Garden 07 Howard R. Levine 08 George R. Mahoney, Jr. 09 James G. Martin 10 Harvey Morgan
11	Dale C. Pond

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2.	Approval, on an advisory basis, of the Company’s executive compensation.					☐	☐	☐
3.	Approval of the Family Dollar Stores, Inc. Employee Stock Purchase Plan.					☐	☐	☐
4.	Ratification of the selection of PricewaterhouseCoopers LLP as Independent Registered Public Accountants.					☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:						For	Against	Abstain
5.	Proposal to urge the Board of Directors to amend the Company’s Business Partner Code of Conduct.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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FAMILY DOLLAR STORES, INC. Annual Meeting of Stockholders January 17, 2013 This proxy is solicited by the Board of Directors

The undersigned hereby appoints Howard R. Levine and Michael K. Bloom, or either one of them, with full power of substitution, proxies of the undersigned to the Annual Meeting of Stockholders of Family Dollar Stores, Inc. to be held at 2:00 p.m. (local time) on Thursday, January 17, 2013, at the Company’s Store Support Center located at 10401 Monroe Road, Matthews, North Carolina, or at any adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matter which may properly be acted upon at this meeting, and specifically as indicated on the reverse side. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

This Proxy, if received and correctly signed, will be voted in accordance with the choices specified. If a choice is not specified, this Proxy will be voted in favor of the Directors named in proposal 1, for proposals 2, 3 and 4 and against proposal 5. The cut-off for phone and Internet voting is 11:59 p.m. Eastern Time, on January 16, 2013.

This Proxy is revocable, and the undersigned retains the right to attend this meeting and to vote his or her stock in person. The undersigned hereby acknowledges receipt of the notice of Annual Meeting of Stockholders and Proxy Statement.

      Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side